The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

CALCULATION OF REGISTRATION FEE CHART

	Amount to be
	Registered/Maximum
	Offering Price per
	Unit/Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price	Registration Fee
Convertible Notes due 2013	$258,750,000	$10,168.88(1)
Common stock, par value $0.01 per share	(2)	(2)

(1)	The filing fee of $10,168.88 is calculated in accordance with Rule 457(o) and Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”) and relates to the registration statement on Form S-3 (File No. 333-131886) filed by Energy Conversion Devices, Inc.

(2)	There are also being registered hereby an indeterminate number of shares of common stock into which the notes may be converted. Pursuant to Rule 457(i), no separate registration fee is payable where securities and securities into which conversion is offered are registered at the same time and no additional consideration is payable upon conversion.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-131886
SUBJECT TO COMPLETION, DATED JUNE 12, 2008
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 15, 2006

Energy Conversion Devices, Inc.
$225,000,000

     % Convertible Senior Notes due 2013

We are offering $225,000,000 aggregate principal amount of our     % Convertible Senior Notes due 2013, or the “notes.” The notes will bear interest at a rate of     % per year. Interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2008. The notes will mature on June 15, 2013.

Holders may convert their notes, at their option, under certain circumstances described herein prior to the close of business on the business day immediately preceding the maturity date. Upon conversion, we will deliver cash and a number of shares of our common stock determined as described in this prospectus supplement. The conversion rate for the notes will be        shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $      per share of our common stock. The conversion rate will be subject to adjustment in certain events as described in this prospectus supplement, including following certain corporate transactions.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest.

The notes will be senior unsecured obligations, will rank equal in right of payment with any of our other existing and future senior unsecured debt, and will rank senior to all of our debt that is subordinated to the notes. The notes will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness. The notes also will be structurally subordinated to any existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries.

For a more detailed description of the notes, see “Description of the Notes” beginning on page S-40.

Concurrently with this offering of notes, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 4,708,500 shares of our common stock, 3,438,500 of which are being borrowed by an affiliate of Credit Suisse Securities (USA) LLC, a managing underwriter in this offering, and 1,270,000 of which are being underwritten by the underwriters of this offering and offered to the public at a price of $      per share. We refer to the portion of the common stock offering for which we will receive cash proceeds as the “underwritten equity offering” and the shares sold in the underwritten equity offering as the “underwritten shares.” We estimate that the net proceeds from the sale of the underwritten shares, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $      million, assuming the underwriters’ over-allotment option in that offering is not exercised. We refer to the borrowed shares portion of the common stock offering as the “borrowed shares.” We will not receive any proceeds from the borrowing of the borrowed shares by the affiliate of Credit Suisse Securities (USA) LLC, but we will receive from that affiliate a nominal lending fee for the use of those shares. See “Description of the Share Lending Agreement” and “Underwriting.” This affiliate has agreed to use the borrowed shares to facilitate the establishment by investors in the notes, and certain other of our securities, of hedge positions in such securities. Up to       of the borrowed shares may be used to facilitate such transactions on a delayed basis at any time prior to the termination of the agreement relating to the borrowed shares.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ENER.” On June 11, 2008, the last reported sale price of our common stock on the Nasdaq Global Select Market was $64.24 per share.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” on page S-12 of this prospectus supplement.

		Underwriting
		Discounts and
	Price to Public(1)	Commissions	Proceeds to ECD(1)
Per note	100%	%	%
Total	$225,000,000

(1)	Plus accrued interest, if any, from June , 2008, if settlement occurs after that date.

The underwriters have a 30-day option to purchase a maximum of $33,750,000 additional principal amount of the notes solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes will be made in book-entry form on or about June   , 2008.

CREDIT SUISSE	UBS INVESTMENT BANK

JPMORGAN

DEUTSCHE BANK SECURITIES	LAZARD CAPITAL MARKETS

June  , 2008

ECD OVONICS®

Energy Conversion Devices, Inc.

UNI-SOLAR®

United Solar Ovonic

Building-integrated and commercial rooftop photovoltaics

Energy Conversion Devices, Inc. ® Building-integrated and commercial rooftop photovoltaics

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, risks related to an investment in the notes and a discussion of risks our business faces. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If any statement in this prospectus supplement varies between this prospectus supplement and the accompanying prospectus, you should rely only on the information contained or incorporated by reference in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since any of those respective dates. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus before making your investment decision. Unless otherwise indicated herein, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional notes described herein.

In this prospectus supplement, we rely on and refer to information regarding the market in which we operate and compete and other related markets. We obtained this information from various third-party sources, including industry publications, surveys and forecasts that we believe to be reasonable. We also make statements in this prospectus supplement regarding the performance, characteristics or properties of our products. Unless indicated otherwise, these statements are based on our own studies, internal data and information obtained from our customers.

S-ii

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement includes “forward-looking statements” that involve risks and uncertainties. These forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “foresees,” “likely,” “may,” “should,” “goal,” “target” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon information available to us on the date of this prospectus supplement.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus supplement in the section captioned “Risk Factors.” Factors you should consider that could cause these differences are:

•	the worldwide demand for electricity and the market for renewable energy, including solar energy;

•	the ability or inability of conventional fossil fuel-based generation technologies to meet the worldwide demand for electricity;

•	government subsidies and policies supporting renewable energy, including solar energy;

•	our expenses, sources of sales and international sales and operations;

•	future pricing of, and demand for, our solar laminates;

•	the performance, features and benefits of our solar laminates and plans for the enhancement of solar laminates;

•	the supply and price of components and raw materials;

•	our ability to expand our manufacturing capacity in a timely and cost-effective manner;

•	our ability to retain our current key executives, integrate new key executives and attract and retain other skilled managerial, engineering and sales marketing personnel;

•	the viability of our intellectual property and our continued investment in research and development;

•	payments and other obligations resulting from the unfavorable resolution of legal proceedings;

•	changes in, or the failure to comply with, government regulations and environmental, health and safety requirements;

•	interest rate fluctuations and both our and our end-users’ ability to secure financing on commercially reasonable terms or at all; and

•	general economic and business conditions, including those influenced by international and geopolitical events such as the war in Iraq and any future terrorist attacks.

There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

S-iii

Prospectus Supplement Summary

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you may consider to be important in deciding whether to invest in our notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the “Risk Factors” section beginning on page S-12 of this prospectus supplement, as well as our consolidated financial statements and the related notes incorporated by reference.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus supplement to “ECD,” “we,” “us,” “our” or similar references mean Energy Conversion Devices, Inc. and its subsidiaries.

Our Company

We design, manufacture and sell photovoltaic (“PV”) products, commonly referred to as solar cells, solar modules or solar laminates, that provide clean, renewable energy by converting sunlight into electricity. Our solar laminates have unique characteristics that differentiate them from conventional crystalline solar modules, including physical flexibility, low weight, high durability and ease of installation. These characteristics make our products particularly suitable for rooftop applications, which is our target market. We manufacture our solar laminates using a proprietary process and technology that we developed through nearly 30 years of research. Demand for our solar laminates, which we market under the brand name UNI-SOLAR®, currently exceeds our ability to manufacture these products, and we believe this trend will continue for some time. To meet the increasing demand for our products, we are actively expanding our production capacity and have embarked on an expansion plan to reach 1 GW of annual production capacity by 2012. Solar laminate sales represent more than 90% of our revenues. We also receive fees and royalties from licensees of our nickel metal hydride (“NiMH”) battery technology and sell high performance nickel hydroxide used in NiMH batteries.

We appointed a new President and Chief Executive Officer in September of 2007, who is leading a new management team, all of whom have been appointed since June 2006, including our Chief Financial Officer, Vice President of Operations, Senior Vice President and Chief Administration Officer, Vice President of Strategic Marketing, Vice President of Systems Engineering and Vice President of Global Sales. Over the past several months, this new leadership team has implemented a series of strategic initiatives designed to strengthen our competitive position and improve our financial performance, including:

•	Focusing our efforts on expanding our solar business. We have made a strategic decision to focus our business on the production and sale of our solar laminates. We believe this concentration will enable us to capitalize on global PV market growth opportunities and position us for increased profitability.

•	Implementing best practices to improve ramp times, increase production yields and lower costs. We have developed and implemented techniques to reduce our “ramp time.” The phrase “ramp time” refers to the amount of time it takes to bring a new production line to “nameplate capacity,” which is the amount of annual production of solar laminates measured in watts that a plant initially is designed to produce. Shorter ramp times reduce our costs and enable us to accelerate the availability of our finished products for sale. We have also developed and implemented improved manufacturing practices in our facilities that are resulting in higher production yields and lower production costs, thereby increasing our gross margins.

•	Restructuring our operations to reduce costs related to non-solar related activities and streamlining our organization and reporting structure. In April 2007, we began implementing a restructuring plan to reduce costs in our non-manufacturing activities. This plan includes the elimination of over 100 employees and other changes, which we expect to result in approximately $23.0 million of annualized cost savings (as implemented through June 30, 2008). We expect to realize further savings primarily through facility rationalization programs related to non-manufacturing activities. In June 2007, we also realigned our organizational structure into two segments and began a process of consolidating support functions within our businesses. These actions have streamlined our decision-making processes and reduced our costs.

•	Reviewing strategic alternatives with respect to our non-core businesses. In connection with concentrating our efforts on our solar business, we are performing ongoing reviews of our other business activities. These reviews are designed to identify activities where we can realize greater value for our stockholders through a variety of mechanisms, including potential exits of these activities. For example, in May 2008, we announced that we were engaged in discussions to sell our ownership interest in Cobasys LLC (“Cobasys”), a joint venture with Chevron Technology Ventures, LLC (“CTV”) that manufactures hybrid vehicle batteries and battery systems.

Our Market Opportunity

Solar power technology has been used to generate electricity in space program applications for several decades and in commercial applications over the last 30 years. Increasingly, government incentive programs are accelerating the adoption of solar power. According to Solarbuzz, a research and consulting firm, the global PV market grew to an estimated 2,826 MW in 2007, as measured by total PV modules delivered to installation sites during that year, representing a compound annual growth rate of 47.4% since 2003. Solarbuzz estimates that PV industry revenues were approximately $17.2 billion in 2007 and projects under one of its forecast scenarios that the global PV market and PV industry revenues will reach 9,917 MW and $39.5 billion, respectively, in 2012.

Today, the cost per kilowatt hour for solar power is higher than electricity delivered through the power grid. However, the cost for electricity delivered through the power grid has been increasing steadily while the cost of solar power has been decreasing. Some industry and government publications have indicated that the cost of solar power may become as economical as electricity delivered through the power grid by 2015.

Thin-film technologies, such as our solar laminates, are being developed as a means of substantially reducing the cost of PV systems as they are cheaper to manufacture than traditional PV systems due to their reduced material, energy, handling and capital costs. Growth in thin-film demand is expected to be driven by rising conversion efficiency and increased demand for building-integrated photovoltaics (“BIPV”), such as grid-connected roof-mounted PV systems. According to one of Solarbuzz’s forecast scenarios, grid-connected roof-mounted PV systems are expected to grow from approximately 56% of the total PV market in 2007 to 66% of the market by 2012. Within the overall roof-mounted market, many commercial buildings can be powered by less than 5 watts/ft2. We believe the installed solar capacity on commercial rooftops could reach 5 GW by 2012.

Our Competitive Strengths

We have several competitive strengths, including:

•	Our products are well-suited for rooftop applications and possess several unique attributes. Our PV laminates possess several unique attributes that make them ideal for both rooftop and building integrated applications, including:

•	Ability to be integrated with roofing materials and to qualify for special BIPV incentives. Unlike conventional solar modules, our products are physically flexible, do not require a metal frame and can be integrated directly with roofing materials during production to create a seamless appearance. France and Italy, which are among the most significant markets for solar products, have recently instituted higher incentives for BIPV than for ground mount installations. These governments typically define BIPV products as those that represent an essential component of the roofing materials themselves. We believe our PV laminates are one of only a few products available today that qualify as BIPV under this definition.

•	Low weight. Our PV laminates weigh less than one pound per square foot. This compares with between two and five pounds per square foot for conventional solar modules. The relatively low weight of our products allows them to be used on most rooftops without the need for reinforcement which can add significant cost to the installation.

•	Superior resistance to wind lift. Our PV laminates have a low profile and are bonded to, or integrated with, the roof as opposed to being mounted on a raised support structure like many conventional solar modules. This gives our products superior resistance to wind lift, which can loosen and even dislodge conventional solar modules in storm prone areas.

•	No roof penetration. Our PV laminates are bonded to roofing materials during production or to existing roof surfaces by their adhesive backing and do not require penetrating the roof with bolts or other fasteners like many conventional solar modules. We believe that end-users prefer systems that do not result in roof penetrations as such installations may lead to leaks, damages to the structural integrity of the roof or invalidation of the roof manufacturer’s warranty.

•	High durability and impact resistance. Our PV laminates are flexible and can be walked on or dropped with minimal risk of damaging the product. Dropping a conventional solar module, which generally is enclosed in glass, can often destroy the entire product.

•	Ease of installation. Our PV laminates can be shipped in rolls directly to the installation site in addition to being integrated with the roofing materials. Installers remove a release paper from the back of our products as they unfurl the roll on the roof. The release paper reveals an adhesive backing that allows the product to be bonded directly to the roof. We believe the installation process for our products is significantly less time consuming than the installation process for conventional glass-based solar modules, which typically involves building a support structure and mounting each module individually. This simplified installation process results in cost savings to our customers.

•	Effective research and development activities supporting innovation in our solar business. Our research and development group is a leader in the development of thin-film solar technology and has been recognized for achieving high efficiency solar cells using this technology. For example, we developed the first commercial flexible PV product. We continue to develop new innovative technologies to reduce production cost, improve light-to-electricity conversion efficiency, and identify new commercial applications for our products.

•	Our products do not use polysilicon, which is currently in short supply. Conventional solar modules are made from crystalline silicon wafers. These wafers are made from polysilicon, which is also used to produce semiconductor chips. Rising demand for solar modules has led to a significant increase in the price of polysilicon. From December 2004 to the second half of 2007, the average spot price of polysilicon increased from $32 per kilogram to nearly $400 per kilogram and several polysilicon manufacturers have reported that their capacity is sold out for the next two to three years. Our production process uses silane gas to deposit a thin film of amorphous silicon on a sheet of stainless steel. Silane gas is widely available and we have agreements in place with multiple suppliers. We believe that our use of silane gas as opposed to polysilicon allows us to control our material costs and deliver our product more reliably than our competitors who manufacture conventional solar modules based on crystalline silicon.

•	Our roll-to-roll manufacturing process and equipment are proprietary. Most conventional crystalline solar modules are produced using well-known processes and widely available equipment. We believe the availability of conventional crystalline technology has contributed to the proliferation of a large number of solar companies that produce similar products. We design, develop and manufacture our automated production equipment based on proprietary process technologies, including vacuum deposition of amorphous silicon and large-scale, roll-to-roll manufacturing processes. We believe that our access to these technologies poses a significant barrier to entry for competitors who may seek to produce products similar to our own.

•	Our products generate more electricity in real world conditions than many competing products, resulting in higher returns on investment for our customers. Solar modules are typically priced by their rated power output measured in watt peak determined in standard test conditions, and most solar module manufacturers sell their products for a similar price per watt. We believe our solar laminates generate electricity earlier in the day and later into the evening and perform better in diffuse light and at high temperatures than conventional crystalline products. Our internal studies (based on prevailing European climate conditions) have shown that our solar laminates produce 8-20% more kilowatt hours of electricity per rated kilowatt of power output on an annual basis than similarly priced conventional solar modules. Higher kilowatt-hours per rated kilowatt of output increases our customers’ return on investment, which we believe should result in greater demand for our products relative to conventional solar modules over time.

•	We have developed multiple sales channels for our solar laminates. Most conventional solar modules are distributed through a relatively small number of specialty PV distributors and installers. We sell our solar laminates through this channel as well as through commercial roofing companies and building contractors, which we believe gives us greater access to end-users in our target markets.

•	Our management team has significant experience scaling and optimizing manufacturing operations. Our current management team possesses significant manufacturing expertise, which we believe will become increasingly critical to our success as we continue to grow and improve the productivity and efficiency of our operations. Our President and Chief Executive Officer has held a variety of positions in manufacturing environments over a 15-year period in which he has demonstrated the ability to improve profitability, lead team-building and reorganization efforts and integrate businesses of a global scale. Our Vice President of Operations has held progressive manufacturing leadership roles within the automotive industry for more than 21 years. Our second tier of operations management also possesses many years of relevant manufacturing experience and its members have been integrated in the development and implementation of our current growth and efficiency programs. We believe our current team has the necessary skills and experience to successfully scale and optimize our business as we move forward. For more information about our directors, executive officers and key employees, please see “Management,” beginning on page S-36.

Our Strategy

Our key strategies include:

•	Focus on customers where our products have a competitive advantage, particularly within the BIPV market. The physical flexibility, durability and lightweight nature of our solar laminates makes them an attractive value proposition for the BIPV market, particularly commercial rooftop applications, where our solar laminates can be integrated with roofing materials and other building products. Our solar laminates produce over 5.8 watts/ft2, whereas many commercial buildings can be powered by less than 5 watts/ft2, which represents a significant market opportunity for us. Additionally, the BIPV market is attractive due to the favorable incentives offered by France and Italy, two of the largest solar markets, for BIPV products. Since BIPV products are integrated into the buildings that ultimately consume the power produced, they do not take the land space or use the transmission infrastructure required by other solar products. France and Italy are rewarding this factor in the form of higher incentives. We believe the BIPV market, including commercial roof top applications, represents the most attractive opportunity for our solar laminates and we believe we will continue to increase our sales within this market.

•	Expand our manufacturing capacity to meet growing demand. We have embarked on an expansion plan to reach 1 GW of nameplate capacity by 2012. We believe this expansion is necessary to meet the rapidly growing demand for our products. We currently have agreements in place to sell 94% and 48% of our FY 2009 and FY 2010, respectively, forecasted production volumes, each of which exceeds our current nameplate capacity, and we have agreements totaling approximately 600 MW through 2013. We currently operate two manufacturing lines in Auburn Hills, Michigan totaling 58 MW of nameplate capacity and are ramping up production at two new manufacturing lines in Greenville, Michigan with additional nameplate capacity of 60 MW. We expect these new lines to be operating at nameplate capacity by December 2008. We also are installing two additional manufacturing lines at a second location in Greenville, Michigan that will bring our nameplate capacity to 178 MW. We expect these lines to be operating at nameplate capacity before the end of FY 2009. We will continue our manufacturing expansion to 300 MW of nameplate capacity and then to 1 GW of nameplate capacity by carefully evaluating sites globally based on analysis of proximity to end markets, local cost-structure (including incentives) and access to an appropriately skilled workforce. As we plan for capacity expansion, we believe that our differentiated technology and processes can be replicated successfully.

•	Increase the percentage of our sales from “take or pay” agreements. Historically we entered into long-term supply agreements with our customers that did not include minimum purchase requirements. These orders were completed on a current basis through purchase orders issued by the customers as they required our PV laminates. In order to increase visibility and certainty, and to plan our operations accordingly, we have recently focused our efforts on long-term “take or pay” agreements that require the customer to purchase a specified minimum amount of our products. We have and will continue to increase the percentage of our products that are sold under take or pay agreements as we continue to pursue our strategy of demand-driven expansion.

•	Reduce the cost and increase conversion efficiency of our products. Although significant progress has been made to date in reducing the cost and increasing the conversion efficiency of our products, we continue to believe that additional cost improvements and higher efficiency can be achieved through:

•	Lowering raw material costs. We already have qualified suppliers, and are in the process of qualifying additional suppliers, for certain commodity materials such as stainless steel, grid wire and polymers. We will continue to transition our supply chain to include multiple suppliers. We believe that using a broader pool of suppliers will help lower costs by mitigating the impact of an increase of prices by our suppliers and possibly creating more competition among such suppliers. As we significantly increase our volume, we should also benefit from more competitive pricing which will help us reduce our cost per watt.

•	Increasing manufacturing throughput and yield. We are continually improving the manufacturing process to increase the productivity and efficiency of our machines. We will continue to implement manufacturing best practices to increase manufacturing throughput and yield, which will enable us to achieve scale benefits.

•	Increasing the conversion efficiency of our laminate products. We are continually improving the conversion efficiency of our solar laminates. Higher conversion efficiency allows the same amount of power to be produced with less material, which translates into lower costs and higher margins for our product. We will continue to review our product designs and manufacturing processes to identify opportunities to improve the conversion efficiency of our solar laminates.

•	Increase our sales presence in key solar markets. We have identified several markets where we believe there are significant growth opportunities for our solar laminates, including France, Spain, Italy and South Korea. In several of these target countries, government incentives favoring BIPV continue to drive the increased adoption of solar power generated by BIPV systems. We are in the process of establishing relationships with appropriate channel partners and deploying additional sales resources to exploit these opportunities.

•	Continue to improve our financial performance. We have historically generated operating losses. However, our business achieved operating profitability during our third fiscal quarter ended March 31, 2008. This profitability delivered by our new management team resulted from adoption of a focused product strategy, growth in our manufacturing capacity, continued technological advancements, cost cutting and sourcing initiatives and a focus on manufacturing efficiency. We will continue implementing cost saving initiatives and executing the programs we have started, with a long range goal of raising our gross margin to in excess of 40%.

•	Continue to innovate, and realize value from our technology portfolio. While our innovation and technological advancement in solar power is most prominent, we also have developed proprietary technologies outside of our core solar business that we believe have substantial value. These include technologies for NiMH batteries, solid hydrogen storage, metal hydride fuel cells, biofuel reformation and phase-change random access memory. We are currently reviewing strategic alternatives to determine the best way to maximize value for each of these technologies. We have in the past licensed several of our technologies to third parties under royalty bearing agreements. We have also partnered with third parties to commercialize certain other technologies. We expect to consider licenses, joint ventures and sales as means to realize value from our technology portfolio in the future.

Description of Concurrent Offering

Concurrently with this offering, we are offering an aggregate of 4,708,500 shares of our common stock by means of a separate prospectus supplement for an aggregate purchase price of $      million.

1,270,000 of the shares being offered by that prospectus supplement are being underwritten by the underwriters of this offering and are being offered to the public at a price of $      per share. We refer to this portion of the concurrent offering as the “underwritten equity offering.” We have also granted a 30-day option to the underwriters of the underwritten equity offering to purchase up to an additional 190,500 shares of our common stock.

The remaining shares of common stock being offered by that prospectus supplement and accompanying prospectus are shares that we will loan to an affiliate of Credit Suisse Securities (USA) LLC, a managing underwriter in this offering, pursuant to a share lending agreement among us, Credit Suisse Securities (USA) LLC and such affiliate. These shares are referred to in this prospectus supplement as the “borrowed shares.” Under the share lending agreement, the affiliate of Credit Suisse Securities (USA) LLC has agreed to use such borrowed shares to facilitate transactions by which investors in the notes offered hereby and, with our consent, other securities that we may issue in the future, will hedge their respective investments through short sales or privately negotiated transactions and will be entitled to sell such shares pursuant to our registration statement.

This affiliate of Credit Suisse Securities (USA) LLC will receive all of the proceeds from the sale of the borrowed shares pursuant to the share lending agreement and we will not receive any of those proceeds, but we will receive a nominal lending fee for the use of those shares from that affiliate. See “Description of the Share Lending Agreement.” Because the shares borrowed pursuant to that agreement must be returned to us, we believe that under U.S. GAAP the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

The delivery of shares of common stock being offered pursuant to the share lending agreement is contingent on the closing of this offering. We expect that delivery of the shares of our common stock in that portion of the common stock offering will be made concurrently with the closing of this offering.

Recent Developments

On June 6, 2008 we reached a settlement agreement with International Acquisitions Services, Inc. (“IAS”), Innovative Transportation Systems AG (“ITS”) and Neville Chamberlain (together with IAS and ITS, the “InnoVan Plaintiffs”). The settlement agreement resolves a lawsuit instituted by the InnoVan Plaintiffs where they claimed, among other things, that we made fraudulent statements relating to the supply of battery products by Cobasys to ITS, an entity created to manufacture and sell an electric delivery vehicle known as the InnoVan. The net costs to us of the litigation and settlement, including attorneys’ fees and after certain third party reimbursements, is estimated to be approximately $500,000.

Our Corporate Information

We incorporated in the State of Delaware in 1964. Our principal executive offices are located at 2956 Waterview Drive, Rochester Hills, Michigan 48309. Our telephone number is (248) 293-0440. We maintain an Internet website at www.ovonic.com. We have not incorporated by reference into this prospectus supplement the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about this offering and the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of all of the terms and provisions of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes.”

Issuer	Energy Conversion Devices, Inc., a Delaware corporation.

Securities	$225,000,000 aggregate principal amount of % Convertible Senior Notes due 2013, or the “notes.” We have also granted the underwriters a 30-day option to purchase a maximum of $33,750,000 additional principal amount of the notes solely to cover over-allotments, if any.

Maturity	The notes will mature on June 15, 2013, subject to earlier repurchase or conversion.

Interest	% per year on the principal amount from June , 2008, payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2008.

Conversion Rights	Under the circumstances discussed below, you will be able to surrender your notes for conversion, in whole or in part, into cash and, if applicable, shares of our common stock at any time prior to the close of business (i.e. 5:00 p.m. New York City time) on the business day immediately preceding June 15, 2013, unless the notes have been previously repurchased. Prior to March 15, 2013, you may, subject to your compliance with the procedures described under “Description of the Notes — Conversion Rights,” convert your notes only in the following circumstances:

• at any time during any calendar quarter commencing after June 30, 2008, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter (subject to adjustment in certain circumstances as described under “Description of the Notes — Conversion Rights — Conversion Upon Satisfaction of Common Stock Price Condition”) is greater than 130% of the conversion price on such last trading day;

• during the five business-day period following any ten consecutive trading-day period (after a qualifying request for determination) in which the trading price for the notes was less than 97% of the product of the last reported sale price of our common stock and the conversion rate on such day;

• upon the occurrence of specified corporate transactions described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions.”

On or after March 15, 2013, notes may be converted until the close of business on the business day preceding maturity without regard to the foregoing conditions.

The “conversion price” is a dollar amount (initially, approximately $ ) determined by dividing $1,000 by the conversion rate.

The “conversion rate” is initially shares of our common stock, subject to adjustment as described under “Description of the Notes — Conversion Rate Adjustments.”

Conversion Payment	Subject to certain exceptions, we will deliver to holders in respect of each $1,000 principal amount of notes surrendered for conversion a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the applicable cash settlement averaging period.

The “daily settlement amount,” for each of the 20 consecutive trading days during a cash settlement averaging period, shall consist of:

• cash equal to $50 or, if less, the daily conversion value; and

• to the extent the daily conversion value exceeds $50, a number of shares equal to (A) the difference between the daily conversion value and $50, divided by (B) the applicable stock price (as defined under “Description of the Notes — Conversion Rights — General”) of our common stock for such day.

The “daily conversion value” means, for each of the 20 consecutive trading days during a cash settlement averaging period, 1/20th of the product of (1) the conversion rate and (2) the applicable stock price of our common stock on such day.

The “cash settlement averaging period” with respect to any note being converted means the 20 consecutive trading-day period beginning on and including the second trading day after a conversion date (as defined under “Description of the Notes — Conversion Rights — Conversion Procedures”), except that with respect to any conversion date that is on or after the 24th scheduled trading day immediately preceding the maturity date, the cash settlement averaging period means the 20 consecutive trading days beginning on and including the 22nd scheduled trading day prior to the maturity date.

You will not receive any additional cash payment, including any accrued but unpaid interest, upon conversion of a note except in circumstances described in “Description of the Notes — Interest.” Instead, interest will be deemed paid by the shares of common stock delivered to you upon conversion of a note.

Increase of Conversion Rate upon Certain Fundamental Changes	If a make-whole fundamental change (as defined under “Description of the Notes — Conversion Rights — Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change”) occurs, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such fundamental change. A description of how the conversion rate will be increased and a table showing the increase in conversion rate that would apply at various stock prices and effective dates of the fundamental change are set forth under “Description of the Notes — Conversion Rights — Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.”

Sinking Fund	None.

Repurchase of Notes upon a Fundamental Change	If we undergo a fundamental change (as defined under “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes”), you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Ranking	The notes will rank equally in right of payment with all our existing and future unsecured senior debt and senior in right of payment to any of our debt that is subordinated to the notes. The indenture pursuant to which the notes are issued does not limit the amount of debt that we or our subsidiaries may incur. The notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be structurally subordinated to any existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries.

Use of Proceeds	We intend to use the net proceeds from the offering for expansion of our production capacity in connection with the 1 GW plan and for general corporate purposes.

See “Use of Proceeds.”

Concurrent Offering	Concurrently with this offering, we are offering an aggregate of 4,708,500 shares of our common stock by means of a separate prospectus supplement. 1,270,000 of the shares being offered by that prospectus supplement are being underwritten by the underwriters of this offering and are being offered to the public at a price of $ per share. We have also granted a 30-day option to the underwriters of the underwritten equity offering to purchase up to an additional 190,500 shares of our common stock. The remaining shares of common stock being offered by that prospectus supplement and accompanying prospectus are shares that we will loan to an affiliate of Credit Suisse Securities (USA) LLC, a managing underwriter in this offering, pursuant to a share lending agreement among us, Credit Suisse Securities (USA) LLC and such affiliate, and also are offered to the public at a price of $ per share. Under the share lending agreement, the affiliate of Credit Suisse Securities (USA) LLC has agreed to use the borrowed shares to facilitate transactions by which investors in the notes offered hereby and, with our consent, other securities that we may issue in the future, will hedge their respective investments through short sales or privately negotiated transactions, and such affiliate will be entitled to sell such shares pursuant to our registration statement. Up to of the borrowed shares may be used to facilitate such transactions on a delayed basis at any time prior to the termination of the agreement.

This affiliate of Credit Suisse Securities (USA) LLC will receive all of the proceeds from the sale of the borrowed shares pursuant to the share lending agreement and we will not receive any of those proceeds, but we will receive a nominal lending fee for the use of those shares from that affiliate. See “Description of the Share Lending Agreement.”

Because the shares borrowed must be returned to us prior to June 15, 2013, we believe that under U.S. GAAP the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

For a discussion of the potential impact of any market or other activity by the share borrower in connection with the share lending agreement, see “Risk Factors — Risks Relating to the Common Stock — The effect of the concurrent issuance of our shares of common stock, which issuance is being made to facilitate sales of our common stock in short sale transactions by purchasers of certain of our securities, may be to lower the market price of our common stock.”

The delivery of shares of common stock being offered pursuant to the share lending agreement is contingent on the closing of this offering. We expect that delivery of the shares of our common stock in the common stock offering will be made concurrently with the closing of this offering.

Trustee and Paying Agent	The Bank of New York Trust Company, N.A.

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as “DTC,” and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities, and there is currently no established market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any national securities exchange or any automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes.

Nasdaq Symbol for Our Common Stock	Our common stock is listed on the Nasdaq Global Select Market under the symbol “ENER.”

Material U.S. Federal Income Tax Considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and the common stock issuable upon conversion of the notes. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors	Investment in the notes involves risk. You should carefully consider the information under the section titled “Risk Factors” and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing in the notes.

Summary Historical Consolidated Financial Data

The following summary consolidated financial information as of and for the three years ended June 30, 2007, is derived from our audited financial statements. The summary consolidated financial information as of and for the nine months ended March 31, 2008, and March 31, 2007 is derived from our unaudited financial statements. Such financial information is only a summary and should be read in conjunction with our audited and unaudited financial statements, including the notes thereto, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement. Figures in the table below are in thousands, except share and per share data.

Consolidated Statements of Operations Data:

	Nine Months Ended March 31,		Year Ended June 30,
	2008	2007	2007	2006	2005
	(Unaudited)
REVENUES
Product sales	$159,391	$64,731	$96,014	$84,431	$51,944
Revenues from product development agreements	8,490	8,750	11,934	10,046	17,653
Other revenues	5,592	4,078	5,619	7,942	86,973

TOTAL REVENUES	173,473	77,559	113,567	102,419	156,570
EXPENSES
Cost of product sales	122,109	54,122	81,241	67,271	51,409
Cost of revenues from product development agreements	5,391	5,726	7,684	7,710	14,012
Product development and research	7,699	15,338	19,745	19,909	16,529
Operating, selling, general and administrative (net)	35,730	24,611	35,179	31,535	28,652
Restructuring charges	7,457	—	5,385	—	—
Other	6,925	3,961	6,835	3,215	2,585

TOTAL EXPENSES	185,311	103,758	156,069	129,640	113,187

INCOME (LOSS) FROM OPERATIONS	(11,838)	(26,199)	(42,502)	(27,221)	43,383
Interest income (expense)	5,971	14,374	17,540	8,474	624
Other non-operating income (expense)	(57)	(261)	(269)	(163)	6,280

NET INCOME (LOSS) BEFORE INCOME TAXES	(5,924)	(12,086)	(25,231)	(18,910)	50,287
Income taxes	95	—	—	—	825

NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY ITEM	$(6,019)	$(12,086)	$(25,231)	$(18,910)	$49,462
Discontinued operations	—	—	—	314	(1,393)
Extraordinary item	—	—	—	—	2,263

NET INCOME (LOSS)	$(6,019)	$(12,086)	$(25,231)	$(18,596)	$50,332

Basic net income (loss) per share
Continuing operations	$(0.15)	$(0.31)	$(0.64)	$(0.58)	$1.80
Discontinued operations	—	—	—	0.01	(0.05)
Extraordinary item	—	—	—	—	0.08

	$(0.15)	$(0.31)	$(0.64)	$(0.57)	$1.83
Diluted net income (loss) per share
Continuing operations	$(0.15)	$(0.31)	$(0.64)	$(0.58)	$1.67
Discontinued operations	—	—	—	0.01	(0.05)
Extraordinary item	—	—	—	—	0.08

	$(0.15)	$(0.31)	$(0.64)	$(0.57)	$1.70
Weighted average shares
Basic	40,099,639	39,294,971	39,389,401	32,495,709	27,465,767
Diluted	40,099,639	39,294,971	39,389,401	32,495,709	29,661,847

OTHER FINANCIAL INFORMATION
Net cash provided by (used in) operating activities	$12,669	$(1,332)	$(21,814)	$(21,419)	$(16,864)
Capital expenditures	88,768	139,421	186,990	69,020	3,120

BALANCE SHEET INFORMATION
Cash, cash equivalents and marketable securities(1)	$95,653	$271,922	$205,774	$404,467	$96,136
Property, plant & equipment, net	271,549	139,204	136,984	70,343	58,879
Total assets	605,144	612,688	600,679	596,342	198,063
Capital leases	23,717	24,376	24,252	24,728	8,964
Total liabilities	78,665	77,262	75,172	59,321	42,343
Total stockholders’ equity	526,479	535,427	525,507	537,021	155,720

(1)	Excludes restricted investments

Risk Factors

Investing in the notes involves risks. In addition to the risks of owning the notes, as a result of the conditional conversion feature of the notes, a holder also will be exposed to the risks of owning ECD’s common stock, and the value of notes may fluctuate with the value of our common stock. You should consider carefully the risks described below and the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision. The risks and uncertainties described below and in our other filings with the SEC incorporated by reference herein are not the only ones facing ECD. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In any such case, the value of the notes could decline and you could lose part or all of your investment.

Risks Relating to Us and Our Business

We have a history of losses and our future profitability is uncertain; the failure to achieve sustainable profitability could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Since our inception, we have incurred significant net losses, including a net loss of $25.2 million for the fiscal year ended June 30, 2007. Principally as a result of ongoing operating losses, we had an accumulated deficit of $329.0 million as of June 30, 2007. And for the nine months ended March 31, 2008, we incurred an additional net loss of $6.0 million resulting in an accumulated deficit of $335.0 million as of March 31, 2008. However, we generated net income of $7.0 million for the quarter ended March 31, 2008, and our goal is to operate our business in such a way that such profitability is sustainable over the long term. Nonetheless, we may be unable to sustain or increase our profitability in the future, which in turn could materially and adversely impact our ability to repay the notes and could materially decrease the market value of our common stock (and as a result, the value of our notes). We expect to continue to make significant capital expenditures and anticipate that our expenses will increase as we seek to:

•	expand our manufacturing operations, whether domestically or internationally;

•	service our debt obligations;

•	develop our distribution network;

•	continue to research and develop our products and manufacturing technologies;

•	implement internal systems and infrastructure to support our growth; and

•	retain key members of management, retain other personnel and hire additional personnel.

We do not know whether our revenue will grow at all or grow rapidly enough to absorb these costs, and our limited operating history under our current business strategy and new management team makes it difficult to assess the extent of these expenses or their impact on our operating results. If we fail to sustain profitability, our business, results of operations, financial condition and cash flows could be materially adversely affected.

We rely on a relatively small number of customers for a significant portion of our sales, and the loss of, or material reduction in, sales to any of these customers could have a material adverse effect on our business, results of operations, financial condition and cash flows.

During the year ended June 30, 2007, and for the nine months ended March 31, 2008, our top five customers accounted for 40% and 49% of our total revenue, respectively, and our top customer, Solar Integrated Technologies, accounted for 8% and 21% of our total revenue, respectively, in such periods. We expect that these customers will continue to represent a significant portion of our total revenue in the future. Any loss of or material reduction in sales to any of our top customers, especially Solar Integrated Technologies, would be difficult to recapture, and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We sell a substantial portion of our products to customers who are not subject to minimum purchase obligations, and as a result, we face uncertainty as to future sales and inventory levels.

Although we have entered into long-term supply agreements with our customers, only a portion of these agreements contain “take or pay” provisions that require the customer to purchase a specified minimum amount of our products. The remainder of these agreements generally do not include minimum purchase requirements that obligate our customers to purchase our products, but rather are completed in response to orders issued by the customers when they require our PV products. We are seeking to increase the percentage of our products that are sold under take or pay agreements. For example, our top customer, Solar Integrated Technologies, recently entered into a take or pay agreement extending to the end of 2012. However, there is no assurance that we will be successful or that take or pay provisions in such agreements will be enforceable. If any of our significant customers experiences a significant downturn in its business, or fails to remain committed to our products, such customer may reduce or discontinue purchases from us, especially any customer who is not party to a take or pay agreement. If such actions occur, our business, results of operations and financial condition will likely be adversely affected.

We face intense competition from other companies producing solar energy and other renewable energy products; if we are unable to compete successfully, our business, financial condition, results of operations and prospects could be adversely affected.

The solar energy market is intensely competitive and rapidly evolving. The number of solar energy product manufacturers is rapidly increasing due to the growth of actual and forecast demand for solar energy products and the relatively low barriers to entry. If we fail to attract and retain customers in our target markets for our current and future core products, namely solar laminates, we will be unable to increase our revenue and market share. Some of our competitors have established more prominent market positions, and if we fail to attract and retain customers and establish successful distribution networks in our target markets for our products, we will be unable to increase our sales. Our competitors include Sharp Corporation, Q-Cells AG, Kyocera Corporation, Sanyo Electric Co., Ltd., Sunpower Corporation, Mitsubishi Electric Corporation and Suntech Power Holdings Co., Ltd., all of which currently manufacture predominantly crystalline or polycrystalline silicon solar energy modules, and First Solar, Inc., which currently manufactures thin film, cadmium telluride solar energy modules on glass substrates.

We may also face competition from new entrants to the solar energy market, including those that offer advanced technological solutions or that have greater financial resources. A significant number of our competitors are developing or currently producing products based on advanced solar energy technologies, including amorphous silicon, string ribbon and nano technologies, which may eventually offer cost advantages over the technologies currently used by us. A widespread adoption of any of these technologies could result in a rapid decline in our position in the solar energy market and our revenue if we fail to adopt such technologies or develop competitive technologies. Furthermore, the entire solar energy industry also faces competition from conventional energy and non-solar renewable energy providers.

Many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices. As a result, those competitors may have stronger bargaining power with their suppliers and may have an advantage over us in negotiating favorable pricing, as well as securing supplies in times of shortages. Many of our competitors also have greater brand name recognition, more established distribution networks and larger customer bases. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our target markets. As a result, they may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations.

If we are unable to develop and market new and innovative products, our business, financial condition and results of operations and prospects could be adversely affected.

Our financial performance depends in part on our ability to enhance our existing solar laminates, develop new and innovative products and product applications, and adopt or develop new technologies that continue to differentiate our products from those of our competitors. The continued demand for our solar laminates is premised in part on the features of our solar laminates that distinguish them from the solar modules of our competitors and the resulting unique product applications. These features include physical flexibility, the ability of our laminates to be integrated with roofing materials, low weight, superior resistance to wind lift, durability, no roof penetration and ease of installation. There are companies using similar or competitive technologies that have introduced or announced plans to introduce solar modules incorporating some or all of these features. In addition, all solar modules compete based on efficiency, and significant advances in the efficiency of the solar modules of our competitors also could provide them with a competitive advantage. If we fail to enhance our existing solar laminates, develop new and innovative products and product applications, or adopt or develop new technologies that continue to differentiate our products from those of our competitors, our business, financial condition and results of operations and prospects could be adversely affected.

We have focused our business strategy on, and invested significant financial resources in, the BIPV segment of the PV market; if demand for BIPV systems does not develop as we anticipate or takes longer to develop than we anticipate, we may experience difficulties in implementing our business strategies.

Our current business strategy rests on increasing demand for BIPV systems. We believe that there has been an increase in demand for BIPV systems based in part on increasing interest and customer support from the building industry, solar customers and governments. As a result, we have invested, and will continue to invest, significant financial resources in the production and commercialization of our solar laminates for BIPV systems. If the BIPV segment does not develop as we anticipate, or takes longer to develop than we anticipate, we may experience difficulties implementing our growth and business strategies. This in turn, could adversely impact our business, financial condition and results of operations and prospects.

Our expansion plans require substantial capital expenditures, significant engineering efforts, timely delivery of manufacturing equipment and dedicated management attention, and our failure to complete these plans could have a material adverse effect on the growth of our sales and earnings.

Our future success depends, to a large extent, on our ability to expand our production capacity. If we are unable to do so, we will not be able to attain the desired level of economies of scale in our operations or cut the marginal production cost to the level necessary to effectively maintain our pricing and other competitive advantages. We expect that we will make substantial capital expenditures for our future growth. This expansion has required, and will continue to require, substantial capital expenditures, significant engineering efforts, timely delivery of manufacturing equipment and dedicated management attention, and is subject to significant risks and uncertainties, including:

•	We may experience cost overruns, construction delays, equipment problems, including delays in manufacturing equipment deliveries or deliveries of equipment that is damaged or does not meet our specifications, and other operating difficulties;

•	We will be required to obtain governmental approvals, permits or documents of similar nature with respect to any new expansion projects, but it is uncertain whether such approvals, permits or documents will be obtained in a timely manner or at all;

•	We may need to issue additional equity or debt securities in order to finance the costs of developing the new facilities, the timing and availability of which may be uncertain, and the terms of which could be dilutive to our existing stockholders; and

•	We may not have sufficient management resources to properly oversee capacity expansion as currently planned.

Any of these or similar difficulties could significantly delay or otherwise constrain our ability to undertake our capacity expansion plans as currently planned, which in turn would limit our ability to increase sales, reduce marginal manufacturing costs or otherwise improve our prospects and profitability.

We rapidly are expanding our manufacturing capacity for solar laminates in order to meet expected demand, and our revenue and profits will depend upon our ability to successfully complete this expansion and then to sell our solar laminates at higher volumes to match our expanded capacity.

We plan to continue the expansion of our nameplate capacity from the current 178 MW to an expected capacity exceeding 300 MW by 2010 and reaching 1 GW by 2012. This expansion plan includes adding new facilities in Greenville, Michigan, and Tijuana, Mexico and other locations to be determined. Our facilities are comprised of solar laminate production systems that we are designing, developing, manufacturing, installing and testing the equipment for this expansion internally and through third parties. We may experience delays, additional or unexpected costs, technology limitations and other adverse events in connection with our capacity expansion projects, including those associated with the equipment we are providing. For example, we source some of the equipment that we use in our manufacturing process from single source suppliers. Additionally, there can be no assurance that market demand will align with our expanding manufacturing capacity or that our marketing capabilities at the expanded manufacturing volumes will be successful. As a result, we may not be able to realize revenue and profits based upon the expected additional capacity, or we may experience delays or reductions in these revenue and profits, and our business could be materially adversely affected.

We expect that we will need to obtain additional financing to continue to operate our business, including significant capital expenditures to increase our production capacity, and financing may be unavailable or available only on disadvantageous terms.

We have in the past experienced substantial losses and negative cash flow from operations and have required financing in order to pursue the commercialization of products based on our technologies. We expect that we will continue to need financing to operate our business, possibly including for capital expenditures to expand our production capacity. There can be no assurance that the proceeds from the sale of notes and the concurrent equity offering will be sufficient to fund our manufacturing capacity expansion in our United Solar Ovonic segment from the current 178 MW to 300 MW by 2010 and 1 GW by 2012. If additional financing is required, there can be no assurance that such additional financing will be available or that the terms of such additional financing, if available, will be acceptable to us. If adequate capital is not available or is not available on acceptable terms, our ability to fund our operations, further develop and expand our manufacturing operations and distribution network, or otherwise respond to competitive pressures would be significantly limited and our ability to repay the notes could be materially and adversely affected.

Demand for our products may be adversely affected by the current economic and credit environment, which could have an adverse impact on our business, results of operations, financial condition and cash flows.

The United States and international economies recently have experienced (and continue to experience) a period of slow economic growth. A near-term economic recovery is uncertain. In particular, the current credit and housing crises, the increase in U.S. sub-prime mortgage defaults, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar modules and new residential and commercial buildings. If the economic recovery slows down as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar laminates, which may harm our operating results.

For example, we have benefited from historically low interest rates that have made it more attractive for our customers to use credit to purchase our products. Interest rates have fluctuated recently and may eventually rise, which likely will increase the cost of financing these purchases and may reduce our customers’ profits and investors’ expected returns on investment. Given the current credit environment, particularly the tightening of the credit markets, there can be no assurance that our customers will be able to borrow money on a timely basis or on reasonable terms, which could have a negative impact on their demand for our products. Our sales are affected by interest rate fluctuations and the availability of liquidity, and would be adversely affected by increases in interest rates or liquidity constraints. Rising interest rates may also make certain alternative investments more attractive to investors, and therefore lead to a decline in demand for our solar laminates, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are vulnerable to risks associated with doing business in foreign countries, the realization of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We have a solar laminate manufacturing facility in Tijuana, Mexico, and have established a joint venture in Tianjin, China, to manufacture solar laminates. We expect that we will have to expend significant management attention and financial resources in order to successfully manage these and other international operations. In addition, the marketing, distribution and sale of our solar laminates outside the United States expose us to a number of markets in which we have limited experience. These operations subject us to a number of risks, including:

•	the potential that we may be forced to forfeit, voluntarily or involuntarily, foreign assets due to economic or political instability in the countries in which we choose to locate our manufacturing facilities;

•	difficult and expensive compliance with the commercial and legal requirements of international markets;

•	difficulty in interpreting and enforcing contracts governed by foreign law, which may be subject to multiple, conflicting and changing laws, regulations and tax systems;

•	inability to obtain, maintain or enforce intellectual property rights;

•	encountering trade barriers such as export requirements, tariffs, currency exchange controls, taxes and other restrictions and expenses, which could affect the competitive pricing of our solar laminates and reduce our market share in some countries;

•	being subjected to additional withholding taxes or other tax on our foreign income or tariffs and other restrictions on foreign trade and investment, including currency exchange controls;

•	being subjected to fluctuations in exchange rates which may affect product demand and may affect our profitability in U.S. dollars to the extent the price of our solar laminates and cost of raw materials, labor and equipment is denominated in a foreign currency;

•	limitations on dividends or restrictions against repatriation of earnings;

•	difficulty in recruiting and retaining individuals skilled in international business operations; and

•	increased costs associated with maintaining international marketing efforts.

The realization of any of these risks may require that we devote significant management time and financial resources to resolve such risks. Further, such risks and the efforts to address such risks may impede our ability to operate our business and to achieve our strategic goals, either of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we are unable to obtain key raw materials that meet our quality, quantity and cost requirements, our business, financial condition, results of operations and prospects could be adversely affected.

The key raw materials used in our business are stainless steel, resin-based polymers, nickel and high purity industrial gases, primarily argon, nitrogen, hydrogen, silane and germane. Most of our key raw materials are readily available from numerous sources, however we have, in certain instances, selected single-source suppliers for certain key raw materials and components for efficiency, cost and quality. Our supply chain and operations could be adversely impacted by the failure of the suppliers of the single-sourced materials to provide us with the raw materials that meet our quality, quantity and cost requirements. In addition, significant shortages or price increases in raw materials that are not single-sourced may adversely impact our business. For example, the operations of many of our competitors that produce conventional solar energy products have been adversely impacted by the current shortage of polysilicon (a key raw material for conventional solar energy products), which has caused prices for those materials to rise and limited availability of materials for manufacturing needs. Similarly, the cost of certain raw materials, in particular stainless steel and resin-based polymer materials, has risen over the last several years, which has impacted and may continue to impact our operations. Any constraint on our production may cause us to be unable to meet our obligations under customer purchase orders, and any increase in the price of raw materials could constrain our margins, either of which would adversely impact on our financial results.

We actively manage our raw materials and other supply costs through purchasing strategies and product design and operating improvements, however our management may not always be effective, which could adversely impact our supply chain and financial condition. Some of our suppliers may be unable to supply our increasing demand for raw materials and components as we implement our planned increase in production capacity. In such event, we may be unable to identify new suppliers or qualify their products for use on our production lines in a timely manner and on commercially reasonable terms. Raw materials and components from new suppliers also may be less suited for our technology and yield solar laminates with lower conversion efficiencies, higher failure rates and higher rates of degradation than solar laminates manufactured with the raw materials from our current suppliers. Our failure to obtain raw materials and components that meet our quality, quantity and cost requirements in a timely manner could interrupt or impair our ability to manufacture our solar laminates or increase our manufacturing cost.

Significant warranty and product liability claims could adversely affect our business and results of operations.

We may be subject to warranty and product liability claims in the event that our solar laminates fail to perform as expected or if a failure of our solar laminates results, or is alleged to result, in bodily injury, property damage or other damages. Since our solar laminates are electricity producing devices, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes. In addition, because the products we are developing incorporate new technologies and use new installation methods, we cannot predict whether or not product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us.

Our current standard product warranty for our solar laminates includes a 20-year warranty. We believe our warranty periods are competitive with industry practice. Due to the long warranty period and our proprietary technology, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue. Although we test our solar power products for reliability and durability, we cannot ensure that we effectively simulate 20-year warranty period. Any increase in the defect rate of our products would cause us to increase the amount of warranty reserves and have a corresponding negative impact on our results.

A successful warranty or product liability claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation. The possibility of future product failures could cause us to incur substantial expenses to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline.

If we lose key personnel or are unable to attract and retain qualified personnel to maintain and expand our business, our business, financial condition, results of operations and prospects could be adversely affected.

Our efforts to transform from a multi-faceted research and development company to a solar power-focused commercial enterprise is being led by our recently reorganized management team, including Mark Morelli, Joseph Conroy, Mike Fetcenko, Subhendu Guha, Jay Knoll, Sanjeev Kumar, Arthur Rogers, Marcelino Susas, Tom Toner and Corby Whitaker. Our success is highly dependent on the continued services of these individuals and of a limited number of skilled managers, scientists and technicians. The loss of any of these individuals could have a material adverse effect on us. In addition, our success will depend upon, among other factors, the recruitment and retention of additional highly skilled and experienced management and technical personnel. There can be no assurance that we will be able to retain existing employees or to attract and retain additional personnel on acceptable terms given the competition for such personnel in industrial, academic and nonprofit research sectors.

If governments reduce or eliminate government incentives related to solar power, our business, financial condition, results of operations and prospects could be adversely affected.

Today, the cost of solar power exceeds the cost of power furnished by the electric utility grid in most locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan, Italy, Spain, France, Greece and the United States (at the national level and at the state and local level), have provided incentives in the form of rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated. In particular, political changes in a particular country could result in significant reductions or eliminations of subsidies or economic incentives. Also, electric utility companies or other energy producers that have significant political lobbying powers may seek changes in the relevant legislation in their markets (or in the country as a whole) that may adversely affect the development and commercial acceptance of solar energy. A significant reduction in the scope or discontinuation of government incentive programs, especially those in our target markets, could cause demand for our products and our revenue to decline, and have a material adverse effect on our business, financial condition, results of operations and prospects.

Our government product development and research contracts may result in rights to inventions being assigned to the government, may be terminated by unilateral government action, or we may be unsuccessful in obtaining new government contracts to replace those that have been terminated or completed.

We have several government product development and research contracts. Any revenue or profits that may be derived by us from these contracts will be substantially dependent upon the government agencies’ willingness to continue to devote their financial resources to our research and development efforts. There can be no assurance that such financial resources will be available or that such research and development efforts will be successful. Our government contracts may be terminated for the convenience of the government at any time, even if we have fully performed our obligations under the contracts. Upon a termination for convenience, we would generally only be entitled to recover certain eligible costs and expenses we had incurred prior to termination and would not be entitled to any other payments or damages. Therefore, if government product development and research contracts are terminated or completed and we are unsuccessful in obtaining replacement government contracts, our revenue and profits may decline and our business may be adversely affected. In July 2007, we entered into a three-year cooperative agreement with the Department of Energy to increase the efficiency of our photovoltaic products, lower material costs and reduce installation costs. The terms of this agreement requires us to assign to the government inventions conceived or reduced to practice during the course of the agreement unless the government grants a waiver to such requirement, in which case the government would retain, at a minimum, a nonexclusive, paid-up license and so called “march-in rights” to such inventions. We have applied for, but have not yet received, a waiver of this requirement. If the government does not grant a waiver, we would receive nonexclusive, royalty-free license to such inventions.

Demand for our products is affected by existing regulations concerning the electrical utility industry; changes to such regulations may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is influenced heavily by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as internal policies and regulations promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States (at both the national level and the state and local level) and in a number of other countries, these regulations and policies are being modified and may continue to be modified.

Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar laminates. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase the cost to our customers of using our solar laminates and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar laminates and their installation will be subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. There is also a burden in having to track the requirements of individual countries and states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar laminates may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar laminates.

The expansion of our business into new markets, such as residential, may increase our exposure to certain risks, including class action claims.

We are developing new applications of our solar technology, including solar laminates to be integrated into residential roofing materials. Our new solar technology applications may not gain market acceptance and we may not otherwise be successful in entering new markets, including the market for residential applications. Moreover, entry into new markets may increase our exposure to certain risks that we currently face or expose us to new risks. For example, the residential construction market for solar energy systems is exposed to different risks than the commercial construction markets, including more acute seasonality, sensitivity to interest rates and other macroeconomic conditions, as well as enhanced legal exposure. In particular, new home developments can result in class action litigation when one or more homes in a development experiences problems with roofing or power systems. If we enter the residential market and experience product failures that create property damage or personal injury, we may be exposed to greater liability of a different nature than with respect to product failures in commercial building applications.

We have entered into joint ventures and licensing agreements to develop and commercialize products based on our technologies; if we fail to manage such joint ventures and licensing agreements successfully, such failure could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We have entered into licensing and joint venture agreements in order to develop and commercialize certain products based on our technologies. Any revenue or profits that may be derived by us from these agreements will be substantially dependent upon our ability to agree with our joint venture partners and licensees about the management and operation of the joint ventures and license agreements. In addition, any revenue or profits from such agreements will be substantially dependent on the willingness and ability of our joint venture partners and licensees to devote their financial resources and manufacturing and marketing capabilities to commercialize products based on our technologies. There can be no assurance that we will agree regarding the operation of such joint ventures and licensing agreements, that required financial resources will be available on mutually agreeable terms, or that commercialization efforts will be successful. If we and our joint venture partners and licensees are unable to agree with respect to the operation of our joint ventures and licensing agreements, are unwilling or unable to devote financial resources or are unable to commercialize products based on our technologies, we may not be able to realize revenue and profits based on our technologies and our business could be materially adversely affected.

If we are unsuccessful in our efforts to license or manufacture and commercially sell products based on our Ovonic Materials segment technologies, our business, results of operations, financial condition and cash flows will be adversely affected.

Our Ovonic Materials segment invents, designs and develops materials and products based on our pioneering materials science technology, principally amorphous and disordered materials. The commercialization of products based on our technologies depends upon consumer acceptance and the achievement and verification of the overall performance, cost, reliability, efficiency and safety of the products. There can be no assurance that our research and development efforts will be successful or that we, our licensees or our joint ventures will be able to develop commercial applications for our products and technologies. Further, the areas in which we are developing technologies and products are characterized by rapid and significant technological change. Rapid technological development may result in our products becoming obsolete or noncompetitive. If future products based on our technologies cannot be developed for manufacture and sold commercially or our products become obsolete or noncompetitive, we may be unable to recover our investments. Although our joint venture partners and licensees may have experience in commercial-scale manufacturing, we have little such experience, other than with respect to producing our solar laminates, and there can be no assurance that we or our joint ventures and licensees will expand or establish capabilities for manufacturing products beyond those presently in existence. In order to produce products on a commercial scale, we and our joint ventures and licensees will be required to establish or significantly increase manufacturing capabilities currently being used to produce certain of our products. In addition, the commercialization schedule may be delayed if we, our licensees or our joint ventures experience delays in meeting development goals, if products based on our technologies exhibit technical defects, or if we, our licensees or our joint ventures are unable to meet cost or performance goals. In this event, potential purchasers of products based on our technologies may choose alternative technologies and any delays could allow potential competitors to gain market advantages. Either of these events could adversely affect our business, results of operations, financial condition and cash flows.

We may become subject to legal or regulatory proceedings that may reach unfavorable resolutions.

We are involved in legal proceedings arising in the normal course of business. Due to the inherent uncertainties of legal proceedings, the outcome of any such proceeding could be unfavorable, and we may choose to make payments or enter into other arrangements to settle such proceedings. Failure to settle such proceedings could require us to pay damages or other expenses, which could have a material adverse effect on our financial condition or results of operations. We have been subject to legal proceedings in the past involving the validity and enforceability of certain of our patents. While such patent-related legal proceedings have been resolved, such proceedings can require the expenditure of substantial management time and financial resources and can adversely affect our financial performance. There can be no assurance that we will not be a party to other legal proceedings in the future.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may require us to pay substantial fines, suspend production or cease operations.

The operation of our manufacturing facilities entails the use and handling of potentially harmful substances, including toxic and combustible gases that pose inherent risks of environmental damage or personal injury. Although we believe that we are in material compliance with environmental laws, rules and regulations, there can be no assurance that we will not incur material costs and liabilities in the future because of an accident or other event resulting in personal injury or unauthorized release of such substances to the environment. We may be liable, irrespective of fault, for material cleanup costs or other liabilities incurred at these facilities in the event of a release of hazardous substances into the environment by our operations.

For example, our manufacturing process involves the controlled storage and use of silane and germane, both of which are toxic and combustible. Although we have rigorous safety procedures for handling these materials, the risk of accidental injury from such hazardous materials cannot be completely eliminated. If we have an accident at one of our facilities involving a release of these substances, we may be subject to civil and/or criminal penalties, including financial penalties and damages, and possibly injunctions preventing us from continuing our operations.

In addition, it is possible that increasingly strict requirements imposed by environmental laws and enforcement policies could require us to make significant capital expenditures. To date such laws and regulations have not had a significant impact on our operations, and we believe that we have all necessary permits to conduct operations as they are presently conducted. If more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. The failure to comply with present or future regulations could result in fines, third party lawsuits, suspension of production or cessation of operations.

Our Cobasys affiliate faces uncertain prospects and is the subject of a pending arbitration the outcome of which is uncertain but may expose us to material liability if not settled or resolved favorably.

Cobasys, our joint venture formed to commercialize our NiMH battery technology, has generated losses since its formation. Cobasys had losses of approximately $76.0 million and obtained funding of approximately $84.0 million in 2007, and in January 2008 Cobasys management forecast losses of approximately $82.0-86.0 million and funding requirements of approximately $92.0-94.0 million for 2008. The two members of Cobasys — our 91% owned subsidiary Ovonic Battery Company (“OBC”) and CTV — have not approved a 2008 business plan and budget nor have been able to agree on a solution to Cobasys’ business issues or whether Cobasys should continue as a going concern if it cannot be sold in the near future. Until September 2007, CTV historically funded Cobasys’ loss-generating operations through the purchase of preferred interests cumulating in excess of $168.0 million. From October 2007 through January 2008, CTV declined to purchase preferred interests and funded Cobasys in a manner that in our view violated the December 2, 2004 agreement among us, OBC and CTV that governs Cobasys (the “Operating Agreement”) and applicable Michigan law. Since February 2008, Cobasys has received funding support from a customer in the form of a loan for capital equipment purchases and a price increase on products sold to the customer. There is no assurance that this customer funding support will continue on these or other terms, what the future funding requirements may be or that the support, if provided, will otherwise be sufficient to permit Cobasys to continue as a going concern.

On September 10, 2007, CTV issued a notice of dispute and filed claims in arbitration against us and OBC relating to Cobasys. CTV’s original arbitration claim asserted damages in the amount of $162.0 million and sought injunctive and other relief and alleged that we and OBC breached and anticipatorily repudiated obligations to provide certain funding to Cobasys under the Operating Agreement. CTV subsequently filed a supplemental notice of dispute amending its claims to assert that we and OBC had dishonored CTV’s preferred interest in Cobasys and that OBC had breached its obligation to use diligent efforts to approve a 2008 annual budget for Cobasys. At a hearing on January 28-29, 2008, CTV requested that the arbitrator declare that we and OBC be obligated to fund our share of Cobasys’ necessary costs and expenses through capital contributions favored by CTV but opposed by OBC. We and OBC requested that the arbitrator declare that under the Operating Agreement neither Cobasys member is required to make any capital contribution absent a unanimously approved annual budget and an agreement by the members that a capital contribution must be made. Since the operating costs and expenses of Cobasys are uncertain, we are unable to assess the magnitude of our liability if CTV’s request is granted, however such liability could be material.

However, prior to any ruling by the arbitrator on these competing claims, the parties suspended the arbitration pursuant to an interim settlement agreement among us, OBC and CTV in order to pursue the potential sale of Cobasys to a third party. Sale negotiations have been ongoing during which the parties to the arbitration have on nine occasions amended the interim settlement agreement to extend the deadline for timely consummation. There is no assurance that the sale will be completed by June 30, 2008, the current deadline, and, if not completed, that the parties will again extend the interim settlement agreement. If the sale of Cobasys does not close by that date and any of we, OBC or CTV determine not to further extend our interim settlement agreement, we, OBC or CTV could resume the arbitration and receive a ruling from the arbitrator. We cannot assure you that a sale will be timely consummated or consummated at all. If not timely consummated and the arbitration is resumed, we cannot assure you that we and OBC would prevail or otherwise avoid material liability.

If we are unable to protect our intellectual property and our proprietary technology including our trade secrets and other confidential information, our operating results, financial condition and future growth prospects may be adversely impacted.

Our success depends in part on our ability to obtain and maintain intellectual property protection for products based on our technologies. Our policy is to seek to protect our products and technologies by, among other methods, filing United States and foreign patent applications related to our proprietary technology, inventions and improvements. We maintain an extensive patent portfolio presently consisting of over 300 U.S. patents and over 500 foreign counterparts (including patents assigned to a custodial owner to support the Cobasys business). The patent positions of companies like ours generally are uncertain and involve complex legal and factual questions. Our ability to maintain our proprietary position for our technology will depend on our success in obtaining effective patent claims and enforcing those claims once granted. We do not know whether any of our patent applications will result in the issuance of any patents. Our issued patents and those that may issue in the future may be challenged, invalidated, rendered unenforceable or circumvented, which could limit our ability to stop competitors from marketing related products or the length of term of patent protection that we may have for our products and technologies. In addition, the rights granted under any issued patents may not provide us with competitive advantages against competitors with similar products or technologies. Furthermore, our competitors may independently develop similar technologies or duplicate technology developed by us in a manner that does not infringe our patents or other intellectual property. Because of the extensive time required for development and commercialization of products based on our technologies, it is possible that, before these products can be commercialized, any related patents may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of these patents and making it unlikely that we will be able to recover investments we have made to develop our technologies and products based on our technologies.

In addition to patent protection, we also rely on protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we have entered into confidentiality agreements with our employees, agents and consultants upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also provide that inventions conceived by the individual in the course of rendering services to us will be our exclusive property. Individuals with whom we have these agreements may not comply with their terms. In the event of the unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection for our trade secrets or other confidential information. To the extent that our employees or consultants use technology or know-how owned by others in their work for us, disputes may arise as to the rights in related inventions. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and could have a material adverse effect on our operating results, financial condition and future growth prospects.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file patent infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings brought by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and be a distraction to our management. We may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure. In addition, during the course of this litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock and as a result, on the value of our notes. We may not prevail in any litigation or interference proceeding in which we are involved. Even if we do prevail, these proceedings can be expensive and distract our management.

Third parties may own or control patents or patent applications that are infringed by our products or technologies.

Our success depends in part on avoiding the infringement of other parties’ patents and proprietary rights. In the United States and most other countries, patent applications are published 18 months after filing. As a result, there may be patents of which we are unaware, and avoiding patent infringement may be difficult. We also may infringe third-party patents or patent applications inadvertently.

If a patent infringement suit were brought against us, we and our joint venture partners and licensees could be forced to stop or delay research, development, manufacturing or sales of products based on our technologies in the country or countries covered by the patent we are alleged to infringe, unless we can obtain a license from the patent holder or spend time and money to design around or avoid the intellectual property. We also may be required to pay substantial damages to the patent holder in the event of an infringement. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder. A license from the alleged patent holder may not be available on acceptable terms, or at all, particularly if the third party is developing or marketing a product competitive with products based on our technologies. Even if we were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property.

Any successful infringement action brought against us may also adversely affect marketing of products based on our technologies in other markets not covered by the infringement action. Furthermore, we may suffer adverse consequences from a successful infringement action against us even if the action is subsequently reversed on appeal, nullified through another action or resolved by settlement with the patent holder. The damages or other remedies awarded, if any, may be significant. As a result, any infringement action against us would likely harm our competitive position, be costly and require significant time and attention of our key management and technical personnel. In addition, such an occurrence could have a substantial adverse effect on the price of our common stock and as a result, on the value of our notes.

The credit facility entered into by our subsidiaries, United Solar Ovonic Corporation and United Solar Ovonic LLC, contains covenant restrictions that may limit our ability to operate our business.

We conduct substantially all of our United Solar Ovonic segment operations through our subsidiaries United Solar Ovonic Corporation and United Solar Ovonic LLC. For example, our cash flows from that segment are dependent on the distributions to us by United Solar Ovonic Corporation and United Solar Ovonic LLC. In February 2008, United Solar Ovonic Corporation and United Solar Ovonic LLC entered into a secured credit facility with an aggregate commitment of up to $55.0 million, of which we are a guarantor. The credit facility contains, and any other future debt agreements may contain, covenant restrictions that may effectively limit our ability to operate our business, due to restrictions on our or our subsidiaries’ ability to, among other things:

•	incur additional debt or issue guarantees;

•	create liens;

•	make certain investments;

•	enter into transactions with our affiliates;

•	sell certain assets;

•	make certain restricted payments;

•	declare or pay dividends or make other distributions to stockholders; and

•	merge or consolidate with any person.

As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us due to the restrictions imposed by the credit facility. In addition, the failure to comply with these covenants could result in a default, which could permit the lenders and debtholders to accelerate such debt.

As a result of this offering, we will have a significant amount of debt outstanding. Our indebtedness, along with our other contractual commitments, could adversely affect our business, financial condition and results of operations, as well as our ability to meet any of our payment obligations under the notes and our other debt.

Together with our subsidiaries, we currently have, and, as a result of this offering will continue to have, a significant amount of debt and debt service requirements. As of March 31, 2008, after giving effect to this offering, we would have had approximately $225.0 million of outstanding debt for borrowed money, or approximately $258.8 million if the underwriters’ option to purchase additional notes is exercised in full.

This level of debt and related debt service could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•	resulting in an event of default if we and our subsidiaries fail to comply with covenants contained in our debt agreements, which could result in such debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our new credit facility;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt and other obligations.

Risks Relating to the Notes

The notes will be effectively subordinated to any of our existing and future secured indebtedness and structurally subordinated to existing and future liabilities and other indebtedness of our subsidiaries.

The notes will be our general, unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated and unsecured indebtedness and will be structurally subordinated to any indebtedness under the $55.0 million senior secured credit facility entered into by our subsidiaries, United Solar

Ovonic Corporation and United Solar Ovonic LLC, which we have guaranteed. As a result, the notes are effectively subordinated to any secured indebtedness we may have to the extent of the value of the assets securing such indebtedness, and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries (including any indebtedness that United Solar Ovonic Corporation and United Solar Ovonic LLC’s may incur under their $55.0 million senior secured credit facility). These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and the consequent right of the holders of the notes to participate in those assets will generally be subject to the claims of that subsidiary’s creditors, including trade creditors. At March 31, 2008, on an as-adjusted basis to give effect to the use of proceeds from this offering as described in “Use of Proceeds,” we would not have had any indebtedness ranking equally in right of payment with the notes, and our subsidiaries would not have had any outstanding indebtedness.

The notes will not contain restrictive covenants and as a result, we are not restricted from taking actions that may adversely affect you.

The indenture under which the notes will be issued will not contain restrictive covenants that would protect you from many kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability (or the ability of our subsidiaries) to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. Further, the notes do not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due.

The requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in the definition of “fundamental change” under “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.” Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a “fundamental change” are limited to the circumstances specified under “Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change”.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A default under the indenture and the supplemental indenture thereto pursuant to which the notes are issued could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes. More generally, in the event of a default under the indenture and the supplemental indenture we may have insufficient funds to make any payments due on the notes.

We may not be able to pay interest on the notes, or convert the notes, or repurchase the notes at the option of the holder upon a fundamental change.

The notes bear interest at a rate of  % per year. In addition, holders of notes have the right to require us to repurchase all or a portion of their notes for cash upon the occurrence of a fundamental change. Also, upon conversion of the notes, we will be required to make a cash payment of up to $1,000 for each $1,000 in principal amount of notes converted. We may not have sufficient funds to pay interest to the note holders or to make the required cash repurchase of the notes, or make the cash payment, if any, required upon conversion at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms, if at all. In addition, our ability to make the required repurchase or payment upon a fundamental change or following conversion events may be limited by law or the terms of other debt agreements or securities. Our failure to pay interest on the notes or to make the required cash repurchase or cash payment, as the case may be, would constitute an event of default under the indenture governing the notes which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment and thereby further restricting our ability to make such interest payments and repurchases. Any inability on our part to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes. See “Description of the Notes — Interest,” “Description of the Notes — Conversion

Rights — Payment Upon Conversion,” and “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of the notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, as well as stock acquisitions by certain companies, would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders of notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the notes or our ability to meet our payment obligations under the notes.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest on the notes, all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares of our common stock upon conversion of such notes in the event of certain fundamental changes. See “Description of the Notes — Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.”

The adjustment to the conversion rate for notes converted in connection with certain corporate transactions may not compensate you adequately for any lost value of your notes as a result of such transaction.

If a “make-whole fundamental change” as described under “Description of the Notes — Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change” occurs, under certain circumstances we will increase the conversion rate for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the effective date of such corporate transaction and the price paid per share for our common stock in, or, under certain circumstances, the average price of our common stock over a ten trading-day period immediately preceding the effective date of, such corporate transaction, as described below under “Description of the Notes — Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.” Although the adjustment to the conversion rate is designed to compensate you for the lost value of your notes as a result of certain types of corporate transactions, the adjustment is only an approximation of such lost value based upon assumptions made on the date of this prospectus supplement and may not adequately compensate you for such loss. In addition, if the price paid per share for our common stock in, or the average price of our common stock over a ten trading-day period immediately preceding the effective date of, such corporate transaction is greater than      per share, or less than      per share, no adjustment will be made to the conversion rate.

In addition to the foregoing, our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of law and equity.

There currently is no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities, and there is no existing market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although we have been advised by the underwriters that the underwriters intend to make a market in the notes, none of the underwriters is obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the notes.

A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Further, we may be forced to permit the conversion of notes surrendered for conversion prior to maturity during the five business-day period following any ten consecutive trading-day period (after a qualifying request for determination) in which the trading price per $1,000 principal amount of notes, as determined by the trustee, was less than 97% of the product of the last reported sale price of our common stock for such trading day and the conversion rate.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors or by unforeseeable changes in the solar industry more generally. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

Our holding company structure creates a dependence on the earnings of our subsidiaries and may impair our ability to repay the notes.

The notes are our exclusive obligation and are not guaranteed by any of our subsidiaries. We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Consequently, our ability to repay our debt, including the notes, depends on the earnings of our subsidiaries, as well as our ability to receive funds from such subsidiaries through dividends, repayment of intercompany notes or other payments. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the terms of agreements governing our subsidiaries (including the $55.0 million senior secured credit facility entered into by United Solar Ovonic Corporation and United Solar Ovonic LLC).

Your right to convert the notes is conditional, which could impair the value of the notes.

At certain times, the notes are convertible into cash and, if applicable, shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your notes at that time, and, upon a later conversion, you may not be able to receive the value of the common stock into which the notes would otherwise have been convertible had such conditions been met.

Settlement of all conversions may be delayed and, as a result, you may receive less consideration than expected for your notes.

Upon conversion of the notes, settlement may be delayed until after the 24th trading day following the relevant conversion date. See “Description of the Notes — Conversion Rights — General.” As a result, upon conversion of the notes, the value of the consideration you receive may be less than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day our conversion obligation in respect of your notes is finally determined. In addition, upon conversion, you may receive shares of our common stock with a value less than the principal amount of notes being converted because the value of our common stock may decline (or not appreciate as much as you expect) between the day that you exercise your conversion right and the day our conversion obligation in respect of your notes is finally determined.

The conversion rate of the notes may not be adjusted for all dilutive events that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Notes — Conversion Rate Adjustments.” The conversion rate of the notes will not be adjusted for certain other events, including, for example, upon the issuance of additional shares of stock for cash, any of which may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes. Even if the conversion price is adjusted for a dilutive event, such as a leveraged recapitalization, it may not fully compensate you for your economic loss.

Future sales of our common stock in the public market or the issuance of other equity may adversely affect the market price of the notes, our common stock, or both, and our ability to raise funds in new equity or equity-related offerings.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, or securities convertible into or exchangeable for our common stock, during the life of the notes and have no obligation to consider your interests for any reason. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities could have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

Conversion of the notes or future sales or issuances of common stock may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes. Such dilution may adversely affect the trading price of our common stock and the notes.

We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to acquire assets or companies, to adjust our ratio of debt to equity, or for other reasons. Any issuance of equity securities after this offering, including the issuance of shares, if any, upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have previously received shares upon conversion of their notes, and could substantially affect the trading price of our common stock and the notes. In addition, the anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes (or any future debt of ours) and assigns the notes (or future debt) a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the notes and our common stock could be reduced.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we have indicated our intent to use the proceeds from this offering to expand our manufacturing capacity and for other general corporate purposes, our board retains significant discretion with respect to the use of proceeds. In addition, the proceeds of this offering may be used in a manner which does not generate a favorable return for us.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, notwithstanding the fact that you do not receive such distribution. In addition, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of the notes may, in these circumstances, be deemed to have received a distribution subject to United States federal withholding tax requirements, which we may satisfy by withholding from cash payments of interest or from cash or shares of our common stock deliverable to a holder upon a conversion or repurchase of a note. The adjustment to the conversion rate of notes converted in connection with certain changes of control, as described under “Description of the Notes — Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change,” also may be treated as a taxable distribution.

Risks Relating to the Common Stock

The price of our common stock, and therefore of the notes, may fluctuate significantly, and a liquid trading market for our common stock may not be sustained. Such volatility may prompt costly securities class action litigation.

The trading price of our common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and in the risk factors incorporated by reference. In addition, the stock market in general, and the Nasdaq Global Select Market and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These trading prices and valuations, including our own market valuation and those of companies in our industry generally, may not be sustainable. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. Moreover, because the notes are convertible into our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of the notes. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such company. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but the common stock underlying the notes you own will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but the stock underlying the notes will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if you convert your notes, which you are permitted to do only in limited circumstances described herein. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our common stock to you, you will not be entitled to vote on the amendment, although the stock underlying the notes will nevertheless be subject to any changes in the powers, preferences or rights of our common stock.

The effect of the concurrent issuance of our shares of common stock, which issuance is being made to facilitate sales of our common stock in short sale transactions by purchasers of certain of our securities, may be to lower the market price of our common stock.

Concurrently with this offering of notes, we are offering 4,708,500 shares of our common stock in a separate registered offering, 3,438,500 of which are being borrowed by an affiliate of Credit Suisse Securities (USA) LLC, a managing underwriter in this offering, under a share lending agreement we have entered into with such affiliate and Credit Suisse Securities (USA) LLC, and 1,270,000 of which are being underwritten by the underwriters of this offering, and all of which are being offered to the public at a price of $           per share.

The increase in the number of outstanding shares of our common stock could have a negative effect on the market price of our common stock. In addition, because the borrower has agreed to use such sales to facilitate the establishment by the note investors and, with our consent, other securities that we may issue in the future, of hedged positions through short sales or privately negotiated derivatives transactions, the market price of our common stock could be further negatively affected by these or other short sales of our common stock.

In addition to the foregoing, the borrowed shares may not be available to facilitate hedging transactions in some circumstances, including if the borrower returns our shares to us before the expiration of our share lending agreement or if a registration statement is unavailable prior to such time as the borrower has completed the initial sale of such shares. Any unavailability of borrowed shares to facilitate hedging transactions may make it more difficult for buyers of the notes to hedge their investment and consequently could adversely impact the price of the notes.

If securities or industry analysts do not publish research or reports about us, our business or our market, or if they change their recommendations regarding our stock, our business or our market adversely, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our business and our market. If one or more of the analysts who cover us change their recommendation regarding our stock adversely, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Changes in the accounting treatment of certain of our existing securities and/or the securities we are offering by this prospectus supplement and the accompanying prospectus could decrease our earnings per share and potentially our stock price.

There may be, in the future, potentially new or different accounting pronouncements or regulatory rulings, which could impact the way we are required to account for certain of our existing securities and/or the securities we are offering by this prospectus supplement and the accompanying prospectus, and which may have an adverse impact on our future financial condition and results of operations. With respect to the notes we are offering, we are required under U.S. GAAP as presently in effect to include in outstanding shares for purposes of computing earnings per share only a number of shares underlying the notes that, at the end of a given quarter, have a value in excess of the outstanding principal amount of the notes. This is because of the “net share settlement” feature of the notes, under which we are required to pay the principal amount of the notes in cash. The accounting method for net share settled convertible securities has recently been revised by the Financial Accounting Standards Board (FASB). On May 9, 2008, FASB approved a staff position statement — APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) — providing a new method of accounting for net share settled convertible securities under which the debt and equity components of the security would be bifurcated and accounted for separately. The change will take effect for fiscal periods beginning after December 15, 2008 and will increase the interest expense reported on our statement of operations and, consequently, reduce our operating results.

In addition, because the borrowed shares we are offering concurrently must be returned to us prior to June 15, 2013, we believe that under U.S. GAAP as presently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. This accounting method is also subject to change. If we become required to treat the borrowed shares as outstanding for purposes of computing earnings per share, our earnings per share would be reduced. Any reduction in our earnings per share could cause our stock price to decrease, possibly significantly and, consequently, adversely impact the price of our notes.

Delaware law and our amended and restated certificate of incorporation and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting; and

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent; and

•	our board of directors will be able to alter our bylaws without obtaining stockholder approval.

These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. These provisions may prohibit large stockholders, particularly those owning 15% or more of our outstanding voting stock, from merging or combining with us. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. In addition, our board of directors has the authority to adopt a stockholder rights plan without stockholder approval, which may cause substantial dilution to a person or group that attempts to acquire us on terms that are not approved by our board of directors. Any such rights plan, together with the provisions described above, may have the effect of delaying, deferring or discouraging a transaction that may otherwise be in your best interests.

We may issue preferred stock, which could have rights that are senior to the rights of our common stock and that may, if convertible into common stock, dilute the value of our common stock.

In 2007, we sought stockholder approval to amend our certificate of incorporation to authorize the issuance of up to 20,000,000 shares of preferred stock. We withdrew that proposal prior to a vote at our stockholders meeting, but in the future we may again seek stockholder approval for the same or a similar amendment, which if adopted by favorable vote of a majority of our outstanding voting shares, would thereafter permit us to issue preferred shares without further stockholder approval. Although our notes are convertible under some circumstances into shares of common stock, the notes themselves do not have stockholder voting rights. Thus, noteholders would not have voting rights with respect to a proposal to authorize preferred stock. The preferred shares may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of our common stock. In addition, such shares of preferred stock may be convertible into shares of our common stock. Conversion of shares of our preferred stock into shares of our common stock may dilute the value of our common stock, which may adversely affect the value of your notes. The rights and preferences of any class or series of preferred stock issued by us would be established by our board of directors in its sole discretion.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for our five fiscal years ended June 30, 2007 is set forth below.

	Fiscal Year Ended June 30,
	2003		2004		2005	2006		2007

Ratio of Earnings to Fixed Charges(1)	—	(2)	—	(2)	64.9	—	(2)	—	(2)

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of (a) income (loss) from continuing operations before income taxes, extraordinary items and cumulative effect of change in accounting principle and before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) distributed income of equity investees and (c) fixed charges. Fixed charges include (a) interest expensed and capitalized and (b) an estimate of the interest within rental expense.

(2)	The income (loss) from continuing operations before income taxes, extraordinary items and cumulative effect of change in accounting principle and before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees for the years ended June 30, 2003 and 2004 are not sufficient to cover fixed charges by a total of approximately $26.1 million in 2003, $48.5 million in 2004, $18.9 million in 2006, and $25.2 million in 2007. As a result, the ratio of earnings to fixed charges has not been computed for these periods.

Capitalization

The following table sets forth our capitalization as of March 31, 2008:

•	on an actual basis; and

•	on an as adjusted basis to reflect (i) the completion of our sale of the convertible notes in this offering and the receipt of the proceeds therefrom (assuming the underwriters’ option to purchase additional convertible notes is not exercised) and (ii) the completion of our concurrent offering of 4,708,500 shares of our common stock including (a) our receipt of the proceeds from the sale of the 1,270,000 underwritten shares at an offering price of $ per share (assuming the underwriters’ option to purchase additional shares of common stock is not exercised) and (b) our receipt of the nominal lending fees from the borrowed shares also being offered in that offering.

You should read this table in conjunction with the following, which are incorporated by reference into this prospectus supplement:

•	the historical financial statements of ECD as of and for the nine months ended March 31, 2008, included in ECD’s quarterly report on Form 10-Q for the quarter ended March 31, 2008; and

•	the historical financial statements of ECD as of and for the years ended June 30, 2007, June 30, 2006 and June 30, 2005, included in ECD’s annual report on Form 10-K for the fiscal year ended June 30, 2007.

	March 31, 2008
	Actual	As Adjusted
	(Dollars in thousands)

Debt:
Obligations under capital leases	$23,717	$
% convertible notes due 2013 offered hereby	—

Total debt	23,717
Common Stock, par value $0.01 per share
Authorized — 100,000,000 shares actual and as adjusted at March 31, 2008
Issued and outstanding — 40,333,907 shares at March 31, 2008, shares as adjusted	403
Additional paid-in capital	862,828
Accumulated other comprehensive loss	(335,037)
Accumulated deficit	(1,715)

Total stockholders’ equity	526,479
Total capitalization	$550,196

The number of shares of common stock on an as adjusted basis shown as issued and outstanding in the table above is based on the number of shares of our common stock outstanding as of March 31, 2008, giving effect to the adjustments described above, but excluding:

•	957,913 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2008, at a weighted average exercise price of $20.99 per share; and

•	2,434,350 shares of common stock reserved for future issuance as of March 31, 2008, under our various equity incentive plans and other arrangements.

Use of Proceeds

The net proceeds from the sale of the notes will be approximately $218.0 million, after deducting the underwriters’ discount and estimated offering expenses. If the underwriters exercise their option to purchase additional notes in full, the net proceeds will be approximately $251.0 million. The net proceeds from the sale of the underwritten shares will be approximately $      million, after deducting the underwriters’ discount and estimated offering expenses. We intend to use the net proceeds from the offering of convertible notes and the underwritten equity offering for the expansion of our production capacity in connection with the 1 GW plan and for general corporate purposes.

Price Range of Our Common Stock and Dividend Policy

Our common stock trades on the Nasdaq Global Select Market under the symbol “ENER.” Set forth below, for the periods indicated, are the intra-day high and low sale prices per share of common stock as reported by the Nasdaq Global Select Market.

	High	Low

Fiscal Year Ended June 30, 2005
First Quarter	$14.89	$9.62
Second Quarter	23.45	12.50
Third Quarter	23.42	15.64
Fourth Quarter	26.20	16.27
Fiscal Year Ended June 30, 2006
First Quarter	$46.44	$22.31
Second Quarter	46.88	28.76
Third Quarter	57.84	39.81
Fourth Quarter	56.00	31.31
Fiscal Year Ended June 30, 2007
First Quarter	$38.98	$29.03
Second Quarter	41.07	33.80
Third Quarter	37.24	27.21
Fourth Quarter	40.10	29.26
Fiscal Year Ended June 30, 2008
First Quarter	$36.00	$22.26
Second Quarter	36.45	22.90
Third Quarter	34.28	20.47

On June 11, 2008, the last reported sale price of our common stock on the Nasdaq Global Select Market was $64.24 per share.

We have never declared or paid any cash dividends on our common stock, and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the operation and expansion of our business.

Management

Executive Officers, Directors and Other Senior Management

The following table sets forth information regarding the executive officers, directors and other significant members of our senior management team at June 10, 2008.

Name	Age	Office	Office Held Since

Mark D. Morelli(1)	44	President, Chief Executive Officer and Director	2007
Joseph Conroy	44	Vice President, Operations	2008
Mike A. Fetcenko	50	Vice President Ovonic Materials	2008
Subhendu Guha(1)	65	Senior Vice President, Photovoltaic Technology	2007
Jay B. Knoll(1)	45	Senior Vice President, General Counsel and Chief Administrative Officer	2006
Sanjeev Kumar(1)	44	Vice President and Chief Financial Officer	2006
Arthur A. Rogers	57	Vice President of HR and Administration	2007
Marcelino Susas	41	Vice President of Strategic Marketing	2008
Tom Toner	49	Vice President System Engineering	2008
Corby C. Whitaker	38	Vice President of Global Sales	2008
Joseph A. Avila	57	Director	2007
Christopher P. Belden	47	Director	2008
Robert I. Frey	64	Director	2004
William J. Ketelhut	55	Director	2004
Florence I. Metz	78	Director	1995
Stephen Rabinowitz	65	Director and Chairman of the Board	2004
George A. Schreiber, Jr.	60	Director	2006

(1)	This individual is an executive officer of the Company (within the meaning of Rules 3b-7 and 16a-1 under the Securities Exchange Act of 1934).

Executive Officers and Other Senior Management Officers of the Company

Mark D. Morelli is President, Chief Executive Officer and a Director of ECD. He served as President of Carrier Commercial Refrigeration, a division of Carrier Corporation, from April 2006 until he joined ECD in 2007. From June 2004 to April 2006, Mr. Morelli was Vice President and General Manager of the Marine Container Business with Carrier Transicold, and from September 2002 to June 2004 he was the Managing Director of Transport Air Conditioning with Carrier Transicold. Prior to 2002, he also served as Vice President Marketing & Strategy for United Technologies Corporation and in various positions for Carrier. His customer and strategic business experience includes developing and marketing building-integrated products.

Joseph Conroy has served as Vice President, Operations of ECD since January 2008. Before coming to ECD, Mr. Conroy had been at American Axle & Manufacturing, Inc. since March 1994. While with American Axle & Manufacturing, Inc., Mr. Conroy served as general manager of the Driveline Americas Division, the company’s largest division, from July 2006 until he joined ECD, general manager of the Metal Formed Products Division from July 2004 to July 2006, and plant manager for the Three Rivers Driveline facility from January 2003 to July 2004.

He holds a B.S.M.E. from General Motors Institute (GMI), now known as Kettering University, and an MBA from Wayne State University.

Mike A. Fetcenko became Vice President Ovonic Materials at ECD in April 2008. He joined ECD in 1980 and was one of the founding members of Ovonic Battery Company (OBC) where he served as Senior Vice President and Director of Technology from 1992 until the time when OBC was integrated into the Ovonic Materials segment of ECD in 2008 as part of ECD’s restructuring. Mr. Fetcenko has also played a pivotal role in the enforcement and licensing of the company’s intellectual property and was responsible for technical and business-related interactions with OBC’s licensees. As the head of the Ovonic Materials Division, Mr. Fetcenko leads the operations and strategic planning and drives commercialization of our diverse ECD technologies including biofuel reformation, fuel cell, hydrogen storage and information technology while continuing to grow our Ovonic NiMH battery business.

Subhendu Guha is Senior Vice President, Photovoltaic Technology of ECD and Chairman of its wholly owned subsidiary, United Solar Ovonic. Dr. Guha joined ECD in 1982. He was named United Solar Ovonic’s President in 2000 and its President and Chief Operating Officer in May 2003, a position he held from 2003 until 2007, when he became Senior Vice President, Photovoltaic Technology of ECD. Dr. Guha is a world-renowned authority in PV technology, with many years of experience in the development and manufacture of solar panels. He serves on many national and international PV committees, including the Advisory Board of National Center for Photovoltaics, the body responsible for directing and implementing the U.S. Department of Energy’s strategy in PV. He has a PhD in Electronics.

Jay B. Knoll is Senior Vice President, General Counsel, and Chief Administrative Officer of ECD. Prior to joining the Company in 2006, Mr. Knoll was Vice President, General Counsel and Corporate Secretary of Collins & Aikman Corporation from November 2002 to September 2005. Collins & Aikman filed for bankruptcy in May 2005. On November 8, 2007, Mr. Knoll was advised by the staff of the SEC that it is considering recommending that the SEC bring a civil injunctive action against Mr. Knoll, alleging violation of federal securities laws, including the anti-fraud provisions, based on his actions regarding two March 2005 press releases by Collins & Aikman. The press releases related to an internal investigation and financial restatement by Collins & Aikman. None of the allegations involve ECD. ECD believes that Mr. Knoll had no prior knowledge of the underlying accounting that was the subject of Collins & Aikman’s financial restatement, and ECD continues to have confidence in Mr. Knoll’s integrity and professional competence. The staff of the SEC, in accordance with its customary practices, offered Mr. Knoll the opportunity to make a submission setting forth why he believes that such action should not be brought. Mr. Knoll made such submission in December 2007. Mr. Knoll has held positions at Lear Corporation, Covisint LLC, Visteon Corporation, and Detroit Diesel Corporation. Mr. Knoll holds a B.A. degree from the University of Michigan and has a J.D. degree from the Wayne State University School of Law.

Sanjeev Kumar is Vice President and Chief Financial Officer of ECD. Mr. Kumar served as Chief Financial Officer of Rutheford Chemicals LLC, a New Jersey-based company owned by a private equity firm, from 2004 until June 2006 when he joined ECD. From 2002 to 2004, Mr. Kumar co-founded Clean Fuel Generation, LLC, a California-based company that performed research and development in emerging fuel cell technology. Mr. Kumar also brings with him experience from Rhodia, Inc., where he served as Vice President of Finance and Chief Financial Officer, and from Occidental Petroleum Corporation, where he served in a variety of positions from 1991 to 2000. Mr. Kumar holds a B.A. in Business Administration and has an MBA from the University of Southern California.

Arthur A. Rogers is Vice President of HR and Administration of ECD. Mr. Rogers has more than thirty years of experience in Human Resources and developing and executing organizational strategy. He served as Vice President of HR and Administration of United Solar Ovonic from December 2005 until May 2007, when he joined ECD. From 1998 until joining ECD in 2005, Mr. Rogers served as Senior Vice President of Human Resources for GKN Sinter Metals. Prior to that, he served in various positions including as International Human Resources Director for Hills’ Pet Nutrition in 1997 and Vice President of Management Resourcing for Lucasvarity Corporation from 1995 to 1997. Mr. Rogers holds a B.S. in Labor & Industrial Relations with a concentration in Management, Economics and Psychology from Michigan State University.

Marcelino Susas is Vice President of Strategic Marketing of ECD. Prior to joining ECD in January 2008, Mr. Susas served as Business Director of Lumber/Retail at CertainTeed Corporation, a subsidiary of Saint-Gobain, from June 2007 to January 2008 and Director of Business Development Insulation Group at CertainTeed Corporation from August 2005 to May 2007. Before joining CertainTeed, Mr. Susas was a manager at Carrier from July 2003 to August 2005. From March 2002 to June 2003, he was Manager of Business Development and Strategic Planning at United Technologies Fuel Cells. Mr. Susas also did consulting at McKinsey & Company from January 1999 to March 2002, primarily working in their energy practice. He also brings with him experience from Public Service Electric & Gas where he served in various positions from 1989 to 1999. Mr. Susas holds a B.S. in Electrical Engineering from the New Jersey Institute of Technology and has an MBA from New York University’s Stern Graduate School of Business.

Tom Toner is Vice President Systems Engineering at ECD. He most recently served as Senior Director of Operations for Varian Semiconductor Equipment Assoc. from 2006 to 2007. From 2001 to 2006, Mr. Toner worked at Applied Materials, Inc., serving as Senior Director of System Engineering of the Front End Products Group from 2001 to 2004, Managing Director of Global Operations for the Front End Products Group from 2004 to 2006, and Managing Director of Global Operations, New Business and New Products in 2006. From 1980 to 2001, he held various leadership roles in both engineering and operations at United Technologies Corporation. He has extensive experience in complex product development and global operations. Mr. Toner holds his M.S. in Engineering and Management from MIT and his B.S. in Mechanical Engineering from the University of Virginia.

Corby C. Whitaker has served as Vice President, Global Sales of ECD since January 2008. From 2004 until 2008, Mr. Whitaker served as Director of Sales with Johns Manville Corporation. Before joining Johns Manville Corporation, Mr. Whitaker served as Regional Vice President of Sales for Tractebel Energy Services, Inc. (formerly AES NewEnergy, Inc.) from 2002 to 2004. Mr. Whitaker holds a B.S.M.E. from Texas A&M University.

Directors of the Company

Joseph A. Avila has served as an officer and Executive Vice President of Strategic Operations and Process of Quanta Services, Inc. since October 1, 2006. From 1978 until May 2006, he held various positions with McKinsey & Company, a global management consulting firm, most recently as a Director providing leadership to the Energy and Technology Management Practices. In addition, Mr. Avila serves on the Advisory Board of the Houston Technology Center.

Christopher P. Belden is, since March 2008, the Senior Vice President - Global Manufacturing, at NXP Semiconductors. From February 2005 to February 2007, he was Group Vice President of Global Operations for Applied Materials, Inc., a global leader in nanomanufacturing technology solutions for the electronics industry, where he was responsible for volume manufacturing, supply chain management, reliability, quality and worldwide facilities. Prior to joining Applied Materials, Mr. Belden had a 23 year career at Motorola where his last role was Senior Vice President of Global Manufacturing and Operations.

Robert I. Frey is an Assistant Professor of Global Management and Business Ethics and serves as the Director of the Business Ethics Center at Seidman School of Business, Grand Valley State University, in Grand Rapids, Michigan. He joined Herman Miller, Inc. in 1996, where he was an Executive Vice President and member of the Executive Committee and President of Herman Miller International, accountable for international strategic planning, manufacturing, sales and marketing until his retirement in 2002. He also serves as Director and Treasurer for Holland Chorale, a charitable organization.

William J. Ketelhut was, from 2001 to 2002, President of Control Products at Honeywell International, a global company with fifteen major lines of businesses including semiconductors, consumer products and sensors products. From 1994 to 2001, he served as president of several business units of Invensys plc, a global automation, controls and process solutions group. He was president and chief executive officer at GE/Micro Switch Control Inc. (a joint venture between GE and Honeywell Microswitch Division) from 1992 to 1994. Mr. Ketelhut has also been involved in consulting and private company board work. He received an MBA from the University of Chicago with an emphasis on Finance and Marketing.

Florence I. Metz held, until her retirement in 1996, various executive positions with Inland Steel, including General Manager, New Ventures, Inland Steel Company (1989-1991); General Manager, New Ventures, Inland Steel

Industries (1991-1992) and Advanced Graphite Technologies (1992-1993); and Program Manager for Business and Strategic Planning at Inland Steel (1993-1996).

Stephen Rabinowitz currently serves as Chairman of the Board. He was Chairman and Chief Executive Officer of General Cable, Inc., a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the communications, energy and specialty markets, until he retired in 2001. Prior to joining General Cable as President and CEO in 1994, he served as President and CEO of Allied Signal Braking Systems, and before that as President and CEO of General Electric’s Electrical Distribution and Control business. He has also held management positions in manufacturing operations and technology at the General Electric Company and the Ford Motor Company. Mr. Rabinowitz was appointed as a member of the Board of Directors of Columbus McKinnon Corp. in October 2004 and serves on its Audit and Compensation Committees, as well as chairing its Compensation and Succession Committee. He is also a Director of MicroHeat, Inc. and Chairman of its Audit Committee.

George A. Schreiber, Jr. is President, CEO and Director of SEMCO Energy, a natural gas distribution company serving markets in Michigan and Alaska. From September 1999 to March 2004, he was the Chairman, Global Energy Group, at Credit Suisse First Boston, New York.

Description of the Notes

The terms of the notes we are offering are described below. The notes are a series of debt securities that are described in the prospectus that follows this prospectus supplement. The provisions described below supplement, and to the extent they conflict with, they supersede, the information in the prospectus with respect to the notes.

In this description, the words “we,” “us,” “our” or “ECD” refer only to Energy Conversion Devices, Inc. and not to any of its subsidiaries.

We will issue the notes as a series of debt securities under our indenture and a supplemental indenture (which we frequently refer to together in this prospectus supplement as the “indenture”), each to be dated as of the closing of this offering between us and The Bank of New York Trust Company, N.A. The indenture and the supplemental indenture with respect to the notes are governed by the Trust Indenture Act of 1939, or the “Trust Indenture Act.” The terms of the notes include those stated in the indenture and the supplemental indenture and those made part of the indenture by reference to the Trust Indenture Act. We urge you to read the indenture and the supplemental indenture because they, and not this description, define your rights as a holder of the notes.

You may request a copy of the indenture from us. See “Where You Can Find More Information.”

References to “days” in this Description of the Notes refer to calendar days.

General

We are offering $225,000,000 aggregate principal amount of our     % Convertible Senior Notes due 2013 (or $258,750,000 if the underwriters exercise their over-allotment option in full), which we refer to as the “notes.” We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes. The notes will mature on June 15, 2013, subject to earlier conversion or repurchase.

The notes:

•	will be general unsecured senior obligations;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form as described below under “— Book-Entry, Settlement and Clearance;”

•	will not be subject to defeasance or any sinking fund provision;

•	will rank equally in right of payment to any of our existing or future unsecured senior debt; and

•	will effectively rank junior to any of our secured debt to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all liabilities of our subsidiaries.

On or prior to the business day immediately preceding the maturity date, subject to certain conditions described herein, the notes may be converted based on the conversion rate described below under “— Conversion Rights — General.” As described below under “— Conversion Rights — Payment Upon Conversion,” we will settle conversions of notes by delivering cash and, if applicable, shares of our common stock subject to the fulfillment of certain conditions applicable to the conversion rate. Holders will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the circumstances described below under “— Conversion Rights — Conversion Procedures.”

The notes will be subject to repurchase by us at each holder’s option upon the occurrence of a fundamental change and on the terms and at the purchase prices set forth below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.”

If any interest payment date, maturity date, or fundamental change repurchase date falls on a day that is not a business day, then the required payment or delivery will be made on the next succeeding business day with the same force and effect as if made on the date that the payment or delivery was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, or fundamental change repurchase date, as the case may be, to that next succeeding business day.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount; provided that no such additional notes will be treated as part of the same series as the notes unless they will be fungible with the notes offered hereby for U.S. federal income tax purposes. We may also, from time to time, repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise.

Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders of the notes.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of certificated notes at the office or agency designated by us in the United States. We have initially designated a corporate trust office of The Bank of New York Trust Company, N.A. as the paying agent and registrar of the notes and its agency in The Bank of New York Trust Company, N.A., as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (1) to holders holding certificated notes having an aggregate principal amount of $1,000,000 or less of notes by check mailed to the holders of such notes and (2) to holders holding certificated notes having an aggregate principal amount of more than $1,000,000 of notes either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest on notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Interest

The notes will bear interest at a rate of     % per year. Interest will accrue from June     , 2008, and will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2008.

Interest will be paid to the person in whose name a note is registered at the close of business (i.e., 5:00 p.m. New York City time) on June 1 or December 1 (each a “record date”), as the case may be (whether or not a business day), immediately preceding the relevant interest payment date; provided, however, if notes are surrendered for conversion after 5:00 p.m., New York City time, on a regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period after 5:00 p.m., New York City time, on any regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note; or

•	if the notes are surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date and before 5:00 p.m., New York City time, on the business day immediately preceding the maturity date for the notes.

Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Unless the context requires otherwise, all references to the term “interest” in this prospectus supplement are deemed to include additional interest, if any, that accrues and is payable in connection with our failure to comply with our reporting obligations under the indenture as set forth below under “— Events of Default.”

Ranking

The notes will be:

•	general unsecured senior obligations;

•	equal (“pari passu”) in ranking with all of our existing and future unsecured senior indebtedness; and

•	senior in right of payment to all of our existing and future indebtedness if any, that is subordinated to the notes.

At March 31, 2008, we did not have any indebtedness for borrowed money ranking pari passu in right of payment with the notes. The notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, we are a holding company and conduct substantially all of our operations through subsidiaries, and the notes will be structurally subordinated to all obligations of our subsidiaries. At March 31, 2008, our subsidiaries did not have any balance sheet liabilities to which the notes would have been structurally subordinate, including the $55.0 million senior secured credit facility of our United Solar Ovonic subsidiaries, under which there were not any outstanding borrowings as of March 31, 2008. At June 11, 2008, there were borrowings of approximately $1.9 million outstanding under the senior secured credit facility.

Substantially all of our operating income and cash flow is generated by our subsidiaries. As a result, funds necessary to meet our debt service obligations are provided, in part, by distributions or advances from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting our debt service obligations, including the payment of principal and interest on the notes and payment of our obligations upon conversion or repurchase of the notes.

Conversion Rights

General

Our ability to convert the notes may be limited by restrictions on our ability to obtain funds for such conversion through dividends from our subsidiaries and the terms of our then existing borrowing agreements. See “Risk Factors — We may not be able to pay interest on the notes, or convert the notes or repurchase the notes at the option of the holder upon a fundamental change.” If we fail to convert the notes when required, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with provisions permitting our holders to require us to repurchase our indebtedness on some specific dates.

Subject to the restrictions described in this Description of the Notes section, a holder may convert any outstanding notes into cash and, if applicable, shares of our common stock based on the conversion rate and in accordance with the procedures described below.

Prior to March 15, 2013, the notes will be convertible as provided herein only in the circumstances described below under “— Conversion Upon Satisfaction of Common Stock Price Condition,” “— Conversion Upon Satisfaction of Trading Price Condition,” or “— Conversion Upon Specified Corporate Transactions.” On or after March 15, 2013, a holder may surrender notes for conversion at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date without regard to the foregoing conditions. In addition, if a holder has exercised its right to require us to repurchase its notes, subject to all other restrictions on conversion, such holder may convert its notes only if it withdraws its repurchase notice and converts its notes prior to 5:00 p.m., New York City time, on the business day immediately preceding such repurchase date.

Our delivery to the holder of the settlement amount (as defined below under “— Payment Upon Conversion”) together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the notes and to satisfy our obligation to pay accrued and unpaid interest through the conversion date, except as provided above under “— Interest.” As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited.

The “conversion rate” is initially     shares of our common stock, subject to adjustment as described under “— Conversion Rate Adjustments.” The conversion rate may also be adjusted in certain corporate transactions. See “— Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.”

The “conversion price” is a dollar amount (initially, approximately     ) determined by dividing $1,000 by the conversion rate.

The “applicable stock price” per share of our common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page ENER <Equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal securities U.S. national exchange or quotation system on which the common stock is traded on such trading day, or, if such volume-weighted average price is not available, the applicable stock price means the volume-weighted average price per share of our common stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us. The applicable stock price of other securities that constitute reference property and that are traded on a national securities exchange shall be determined in a manner substantially equivalent to the foregoing as determined in good faith by us.

“Scheduled trading day” means any day that is scheduled to be a trading day.

“Trading day” means a day during which trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or quotation system on which our common stock is listed for trading and during which there is no market disruption event; provided that if our common stock is not listed for trading on a U.S. national or regional securities exchange or quotation system, trading day will mean a business day.

“Market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence on any trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock for an aggregate period in excess of one half hour.

Conversion Upon Satisfaction of Common Stock Price Condition

With respect to any calendar quarter commencing after June 30, 2008, a holder may surrender any of its notes for conversion during such calendar quarter (and only during such quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter (appropriately adjusted to take into account the occurrence, during such 30 consecutive trading days, of any event requiring adjustment of the conversion price under the indenture) is greater than 130% of the conversion price on such last trading day.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender notes for conversion prior to maturity during the five business-day period following any ten consecutive trading-day period in which the trading price per $1,000 principal amount of notes using the procedures set forth below following a request by a holder of notes in accordance with the procedures described below, for each trading day of such ten trading-day period was less than 97% of the product of the last reported sale price of our common stock for such trading day and the conversion rate.

The bid solicitation agent shall have no obligation to determine the trading price of the notes for this purpose unless we have requested such determination in writing, and we shall have no obligation to make such request unless the holder properly makes such a request in writing and provides us with reasonable evidence that the trading price of the notes on the date of such request would be less than 97% of the product of the last reported sale price and the conversion rate on such date. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 97% of the product of the last reported sale price and the conversion rate on such date.

For purposes of the foregoing, if the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 aggregate principal amount of the notes from an independent nationally recognized securities dealer, then the trading price of the notes will be deemed to be less than 97% of the product of the last reported sale price of our common stock for such trading day and the conversion rate.

“Trading price” of the notes on any determination date means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5,000,000 aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select; provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

The bid solicitation agent shall be any reputable financial services provider that customarily provides administrative agency or trustee services as the Company may designate from time to time.

Conversion Prior to Maturity

A holder may surrender notes for conversion at any time during the period beginning March 15, 2013, and ending at the close of business on the business day immediately preceding the maturity date.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute, to all or substantially all holders of our common stock, rights, warrants or options entitling them to subscribe for or purchase, for a period commencing no earlier than the date of distribution and expiring not more than 45 days from the record date of the distribution, shares of our common stock at a price per share less than the average of the last reported sale price of our common stock for each of the ten trading days immediately preceding the date that such distribution was first publicly announced; or

•	distribute, to all or substantially all holders of our common stock, cash or other assets, debt securities or rights or warrants to purchase our securities (other than those referred to in the preceding bullet), which distribution has a per share fair market value (as determined by our board of directors) exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes at least 20 trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. If the distribution does not occur as anticipated, we will issue a press release and notify holders who have elected to convert their notes promptly after we determine that the distribution will not occur and each such holder may elect to withdraw any then pending election to convert by a written notice of withdrawal delivered to the conversion agent within ten business days after we make such announcement. In such event, holders who do not make such a withdrawal election will receive the applicable settlement amount with respect to notes surrendered for conversion three trading days following the later of (i) the end of the applicable cash settlement averaging period or (ii) the expiration of the ten business day withdrawal period referred to above.

In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction (in each case other than with one of our wholly-owned subsidiaries), in each case pursuant to which the shares of our common stock would be converted into (or holders of such shares would be entitled to receive) cash, securities or other property, a holder may surrender its notes for conversion at any time from and including the effective date of such transaction until and including the date that is 30 days after the effective date of such transaction.

In the event of a make-whole fundamental change (as defined below under “— Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change”), a holder may surrender its notes for conversion at any time from and including the effective date of the make-whole fundamental change (or 15 trading days prior to the date we have announced as the anticipated effective date of such make-whole fundamental change if such event constitutes a fundamental change as described under clause (4) of the definition of fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) until and including the date that is 30 days after the effective date of such fundamental change; provided, however, we will have no obligation to deliver any settlement amount in respect of any such conversion prior to the effective date of such make-whole fundamental change. However, in the case of a transaction described in clause (4) of the definition of fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes,” if we determine that such transaction will not occur on substantially the terms anticipated, we will not be obligated to increase the conversion rate, regardless of the fact that holders may have elected to convert notes in anticipation of the effective date of such event and we will issue a press release and notify holders who have so elected to convert their notes promptly after we determine that the transaction in question will not occur and each such holder may elect to withdraw any then pending election to convert by a written notice of withdrawal delivered to the conversion agent within ten business days (or longer period if required by law) after we make such announcement. In such event, holders who do not make such a withdrawal election will receive the applicable settlement amount with respect to notes surrendered for conversion three trading days following the later of (i) the end of the applicable cash settlement averaging period or (ii) the expiration of the ten business day (or longer period if required by law) withdrawal period referred to above.

If a transaction also constitutes a fundamental change (as described below), such holder can instead require us to repurchase all or a portion of its notes as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Payment Upon Conversion

Subject to certain exceptions described below under “— Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change,” we will deliver to holders in respect of each $1,000 principal amount of notes surrendered for conversion a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the applicable cash settlement averaging period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the cash settlement averaging period, shall consist of:

•	cash equal to $50 or, if less, the daily conversion value; and

•	to the extent the daily conversion value exceeds $50, a number of shares equal to (A) the difference between the daily conversion value and $50, divided by (B) the applicable stock price of our common stock for such day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the cash settlement averaging period, one-twentieth (1/20) of the product of (1) the conversion rate (as determined under “General” above) and (2) the applicable stock price of our common stock on such day. In addition, for purposes of the foregoing, the daily conversion values of reference property (as defined below under “— Conversion Rate Adjustments — Treatment of Reference Property”) will be determined by reference to (i) in the case of reference property or part of reference property that is traded on a U.S. national securities exchange the applicable stock price of such security or common stock, (ii) in the case of any other property other than cash, the value thereof as determined by two independent nationally recognized investment banks as of the effective date of the applicable reference property transaction (as defined below under “— Conversion Rate Adjustments — Treatment of Reference Property”), and (iii) in the case of cash, at 100% of the amount thereof.

The “cash settlement averaging period” with respect to any note being converted means the 20 consecutive trading-day period beginning on and including the second trading day after the conversion date (as defined below), except that with respect to any conversion date that is on or after the 24th scheduled trading day immediately preceding the maturity date, the cash settlement averaging period means the 20 consecutive trading days beginning on and including the 22nd scheduled trading day prior to the maturity date.

Except as otherwise provided in the indenture, we will deliver the settlement amount to holders who have surrendered notes for conversion on the third business day immediately following the last day of the cash settlement averaging period in respect of such notes; provided that, in the event of reference property which consists entirely of assets under clauses (ii) and (iii) of the second preceding paragraph, we will pay the holders as promptly as practicable, but in no event later than the third business day after the date of determination of the value of such consideration; provided that no payment will be made prior to the occurrence of the applicable reference property transaction.

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion. Any fractional interest in a share of common stock resulting from conversion will be paid in cash based on the average of the applicable stock prices on each trading day during the relevant cash settlement averaging period. For purposes of the foregoing, fractional shares arising from the calculation of the daily settlement amount for any day in the cash settlement averaging period shall be aggregated with fractional shares for all other days in such period in determining the settlement amount, and any whole shares resulting therefrom shall be issued and any remaining fractional shares shall be paid in cash.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and all transfer or similar taxes, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct in writing the conversion agent to surrender such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution must agree to deliver, in exchange for such notes, the cash and number of shares of our common stock, if any, due upon conversion as determined above under “Payment Upon Conversion.” By the close of business on the scheduled trading day immediately preceding the start of the cash settlement averaging period (or, if provision of notice on such date is impracticable, promptly following conversion), we will provide written notification to the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion. If the designated financial institution accepts any such notes, it will deliver the cash, and the number of shares of our common stock, if any, due upon conversion to the conversion agent and the conversion agent will deliver such cash and shares of our common stock to the converting holder. Any notes exchanged by the designated financial institution will remain outstanding. If such designated financial institution does not accept the notes for exchange, or if the designated financial institution agrees to accept any notes for exchange but does not timely deliver the related cash and shares of our common stock, we will, as promptly as practical thereafter (but no later than the third trading day immediately following the last trading day of the relevant cash settlement averaging period) convert the notes into cash and, if applicable, shares of our common stock based on the conversion rate as set forth above under “— Conversion Rights — Payment Upon Conversion.” Our designation of a financial institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated financial institution for or with respect to such designation.

Conversion Rate Adjustments

Adjustment Events

The conversion rate will be subject to adjustment as described below.

(1) If we issue shares of our common stock as a dividend or distribution on all of the outstanding shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR¢ = CR0 ×	OS¢
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR¢ = the new conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS¢ = the number of shares of our common stock outstanding immediately after such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be.

If any dividend or distribution described in this clause (1) is declared but not so paid or made, or any split or combination described in this clause (1) is announced but the outstanding shares of our common stock are not split or combined, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days from the record date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock on the ten trading days immediately preceding the date that such distribution was first publicly announced, the conversion rate will be adjusted based on the following formula:

CR¢ = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR¢ = the new conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase common stock at less than the applicable last reported sale prices of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by us for such rights or warrants and any amount payable upon exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right or warrant described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertability thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right or warrant had not been so issued.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this paragraph (3) shall apply,

then the conversion rate will be adjusted based on the following formula:

CR¢ = CR0 ×	SP0
SP0 − FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR¢ = the new conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Such adjustment shall become effective immediately prior to the open of business on the ex-dividend date for such distribution; provided that if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each noteholder shall receive on the date on which the distributed property is distributed to holders of our common stock, for each $1,000 principle amount of notes upon conversion, the amount of distributed property such holder would have received had such holder owned a number of shares of common stock equal to the conversion rate on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR¢ = CR0 ×	FMV + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the effective date of the spin-off;

CR¢ = the new conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first ten consecutive trading-day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur immediately prior to the open of business on the day immediately following the tenth trading day immediately following, and including, the effective date of the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the ten trading days following the effective date of any spin-off, references within the portion of this paragraph (3) related to “spin-offs” to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date (but in no event less than five trading days).

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR¢ = CR0 ×	SP0
SP0 − C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR¢ = the new conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock on the ten trading days immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

Such adjustment shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution; provided that if the portion of the cash so distributed applicable to one share or our common stock is equal to or greater than SP0 as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each noteholder shall have the right to receive on the date on which relevant cash dividend or distribution is distributed to holders of common stock for each $1,000 principle amount of notes upon conversion, the amount of cash such holder would have received had such holder owned a number of shares equal to the conversion rate on the record date for such distribution.

If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock and if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR¢ = CR0 ×	AC + (SP×OS¢)
OS0 × SP¢

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the day immediately following the last trading day of the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR¢ = the new conversion rate in effect immediately after the close of business on the last trading day of the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS¢ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange pursuant to such tender offer or exchange offer); and

SP¢ = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur on the day immediately following the tenth trading day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the ten trading days immediately following, and including, the date that any tender or exchange offer expires, references within this paragraph (5) to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date (but in no event less then five trading days). If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all or any portion of such purchases are rescinded, the new conversion rate shall be readjusted to the conversion rate that would be in effect if such tender or exchange offer (or such portion) had not been made.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Treatment of Reference Property

In the event of:

•	any reclassification of our common stock (other than a change only in par value, or from par value to no par value or from no par value to par value or a change as a result of a subdivision or combination of our stock);

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of the property and assets of us as an entirety or substantially as an entirety,

in each case as a result of which our common stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash) or any combination thereof, then, at the effective time of the transaction (each, a “reference property transaction”), the right to receive shares of our common stock upon conversion of a note, if any, will be changed into the right to receive the kind and amount of shares of stock, other securities or other property or assets (including cash) or any combination thereof that a holder would have been entitled to receive (the “reference property”) upon such transaction in respect of such common stock.

From and after the effective time of such transaction:

•	the conversion rate will relate to units of such reference property (a “unit” of reference property being the kind and amount of reference property that a holder of one share of our common stock would receive in such transaction); and

•	the daily conversion values will be determined based on the value of one unit of reference property determined as provided under “— Conversion Rights — Payment Upon Conversion.”

If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of such consideration received by the holders of our common stock that affirmatively make such an election.

Voluntary Increases in Conversion Rate

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

Events That Will Not Result in Adjustment

The conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or restricted stock units or options or rights (including stockholder appreciation rights) to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and either outstanding as of the date the notes were first issued or issued after such date and not expressly covered by a transaction described in “Adjustment Events” above;

•	upon the issuance of any shares of our common stock not described in the preceding bullets that is not expressly covered by a transaction described in “Adjustment Events” above regardless of the price at which such shares are issued;

•	upon the repurchase of any of our shares pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in “— Conversion Rights — Conversion Rate Adjustments — Adjustment Events”;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th.

Notwithstanding anything to the contrary in the sections “— Conversion Rights; — Conversion Rate Adjustments,” we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected (1) upon conversion of the notes, (2) upon required purchases of the notes in connection with a fundamental change, and (3) 25 scheduled trading days prior to the maturity date of the notes. No adjustment to the conversion rate will be made if it results in a conversion price that is less than the par value (if any) of our common stock.

Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change

If you elect to convert your notes in connection with a “make-whole fundamental change” (as defined below), we will increase the conversion rate (for such conversion only) by a number of shares (the “additional shares”) as described below. Any conversion of the notes by a holder will be deemed for these purposes to be “in connection with” such make-whole fundamental change if it occurs during the period that begins on the date on which such make-whole fundamental change becomes effective (or 15 trading days prior to the date we announce as the anticipated effective date of such make-whole fundamental change if such event constitutes a fundamental change as described under clause (4) of the definition of fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) and ends on (and includes) the business day prior to the repurchase date relating to such make-whole fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clause (1) or clause (4) under the definition of fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” However, in the case of a transaction described in clause (4) of the definition of fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes,” if we determine that such transaction will not occur on substantially the terms anticipated, we will not be obligated to increase the conversion rate, regardless of the fact that holders may have elected to convert notes in anticipation of the effective date of such event, and we will issue a press release and notify holders who have so elected to convert their notes promptly after we determine that the transaction in question will not occur. Each such holder may elect to withdraw any election to convert by a written notice of withdrawal delivered to the conversion agent within ten business days after we announce that the transaction will not occur as anticipated. We will give notice of an anticipated make-whole fundamental change to all record holders of the notes no later than the 15th scheduled trading day prior to the date on which such make-whole fundamental change is anticipated to become effective, to the extent practicable.

The number of additional shares by which the conversion rate for the notes will be increased for conversions in connection with a make-whole fundamental change will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”), and the price, referred to as the “stock price,” paid or deemed to be paid per share of our common stock in the transaction constituting the make-whole fundamental change, subject to adjustment as described under the next paragraph. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. In all other cases, the stock price will be the average of the last reported sale prices of our common stock over the ten consecutive trading days prior to but not including the date of effectiveness of the make-whole fundamental change. Our board of directors may make appropriate adjustments, in its good faith determination, to account for any adjustments in the conversion rate that becomes effective, or any event requiring adjustment to the conversion rate where the ex-dividend date occurs, during such ten consecutive trading days.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Rate Adjustments.”

The following table sets forth the stock price, effective date and number of additional shares by which the conversion rate will be increased upon a conversion in connection with a make-whole fundamental change that occurs in the corresponding period to be determined by reference to the stock price and effective date of the make-whole fundamental change:

Number of Additional Shares
(per $1,000 principal amount of the notes)

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$

June , 2008
June 15, 2009
June 15, 2010
June 15, 2011
June 15, 2012
June 15, 2013

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by us by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion; and

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of law and equity. In addition, in no event will the conversion rate after adjustment exceed      per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rights — Conversion Rate Adjustments.”

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the date being referred to as the “fundamental change repurchase date”) of our choosing that is not less than 20 or more than 35 days (or any longer period required by law) after the effective date for such fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date and the price we are required to pay will be equal to the principal amount of notes subject to repurchase). Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors and (i) files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (ii) we otherwise become aware of any such person or group; provided that this clause (1) shall not apply to a transaction covered in clause (4) below, including any exception thereto; or

(2) the common stock into which the notes are then convertible ceases to be listed for trading on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or another U.S. national securities exchange; or

(3) the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(4) we are a party to a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition in a single transaction or a series of transactions of all or substantially all of our properties and assets other than any transaction:

(i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock or pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person (or any parent thereof) immediately after giving effect to such transaction; or

(ii) that is effected solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock of the surviving entity or a direct or indirect parent of the surviving corporation; or

(iii) with any of our wholly-owned subsidiaries, so long as such transaction is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing of all or substantially all our properties and assets to any other person or persons; or

(5) our stockholders approve any plan or proposal for our liquidation or dissolution.

For purposes of this fundamental change definition:

•	“board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

•	“continuing director” means a director who either was a member of our board of directors on the date of the supplemental indenture or who becomes a member of our board of directors subsequent to that date and whose initial election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as a nominee for director; and

•	the term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (4) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or another U.S. national securities exchange and, as a result of the transaction or transactions, the notes become convertible into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto) and other applicable consideration.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we provide holders of notes with notice of the occurrence of a fundamental change and their resulting purchase right upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We could, in the future, enter into certain transactions, including mergers or recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. See “Risk Factors — We may not be able to pay interest on the notes, or convert the notes or repurchase the notes at the option of the holder upon a fundamental change.” If we fail to repurchase the notes when required, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with provisions permitting our holders to require us to repurchase our indebtedness on some specific dates.

Within 15 days after a fundamental change, we will provide to all holders of the notes and the trustee, paying agent and conversion agent a written notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and, if applicable, any adjustments to the conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the close of business (i.e., 5:00 p.m., New York City time) on the business day immediately preceding the fundamental change repurchase date, a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent and at any time after delivery of such notice, you must deliver the notes to be purchased, duly endorsed for transfer. Your purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of your notes to be delivered for purchase, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes for which a repurchase notice has been delivered and not validly withdrawn on the fundamental change repurchase date. You will receive payment of the fundamental change purchase price promptly following the later of the business day following the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If on the business day following the fundamental change repurchase date, the paying agent holds money sufficient to pay the fundamental change purchase price of the notes for which a repurchase notice has been delivered and not validly withdrawn then:

•	the notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the notes).

No notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

In connection with any repurchase of notes, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other applicable tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by us to purchase the notes.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our assets to any successor person in a single transaction or series of transactions, unless:

•	we are the continuing person or the resulting, surviving or transferee person, if other than us, is organized and validly existing under the laws of the United States of America, any state thereof, or the District of Columbia and assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	any other applicable conditions described in the indenture are met.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although the indenture permits these transactions, some of the transactions could constitute a fundamental change of us and as a result could permit each holder to require us to repurchase the notes of such holder as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” Some of the transactions may also allow you to exercise conversion rights as described under “— Conversion Rights — Conversion Upon Specified Corporate Transactions” or increase the conversion rate as described in “— Increase of Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.” An assumption of our obligations under the notes and the indenture by such person might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, possibly resulting in recognition of gains or losses for such purposes and other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the effect of this covenant may be uncertain in connection with a conveyance, transfer, sale, lease or other disposition of less than all of our assets. This covenant and the other provisions in this prospectus supplement relating to our ability to consummate a consolidation, merger or asset sale supersede and replace the applicable provisions of the prospectus.

Events of Default

The following events constitute events of default under the indenture and the supplemental indenture (and supersede and replace the events of default described in the prospectus):

(1) our failure to pay the principal of any note when due;

(2) our failure to pay the cash and shares of common stock (if any) owing upon conversion of any note (including any additional shares) within the time period required by the indenture;

(3) our failure to pay any interest amounts on any note when due if such failure continues for 30 days;

(4) our failure to comply with our obligations under “— Consolidation, Merger and Sale of Assets”;

(5) our failure to issue a fundamental change notice when such notice becomes due in accordance with the terms of the indenture;

(6) our failure to comply with our obligation to repurchase the notes at the option of a holder upon a fundamental change as required by the indenture;

(7) failure to perform any covenant or agreement in the indenture applicable to the notes (other than those covenants and agreements specifically dealt with by other events of default), but other than a covenant included in the indenture solely for the benefit of a different series of our debt securities, which failure to comply continues for 90 days after written notice stating that it is a “notice of default” from the trustee or holders of 25% of the outstanding principal amount of the notes as provided in the indenture;

(8) any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $20.0 million is not paid at final maturity or is accelerated and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice stating that it is a “notice of default” from the trustee or holders of 25% of the outstanding principal amount of the notes as provided in the indenture;

(9) we fail or any of our significant subsidiaries fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $50.0 million, if the judgments are not paid, discharged or stayed within 60 days after written notice stating that it is a “notice of default” from the trustee or holders of 25% of the outstanding principal amount of the notes as provided in the indenture; or

(10) certain events of bankruptcy, insolvency, or reorganization relating to any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

Notwithstanding anything in the prospectus, if we so elect, the sole remedy of holders for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “— Reports,” will, for the period beginning on the 91st day and ending on the 180th day after the written notice of the occurrence of such failure to report from the trustee or holders of 25% of the outstanding principal amount of the notes, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes and for the period beginning on the 181st day and ending on the 360th day after such written notice consist exclusively of the right to receive additional interest on the notes at an annual rate of 0.50% of the principal amount of the notes. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If we so elect, this additional interest will accrue on all outstanding notes from and including the 91st day following the date of such written notice of the failure to comply with the reporting obligations in the indenture to but not including the date on which the event of default relating to the reporting obligations shall have been cured or waived. On the 270th day after the commencement of such additional interest (if such violation is not cured or waived prior to such 270th day), the notes will be subject to acceleration upon written notice from the trustee or holders of 25% of the outstanding principal amount of the notes.

In order to exercise the extension right and elect to pay the additional interest as the sole remedy following the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must notify all holders of notes and the trustee and paying agent of our election prior to the close of business on the 91st day after the written notice to us of such failure to report (or, if such date is not a business day, on the first business day thereafter). Upon our failure to timely give such notice, the notes will be subject to acceleration as provided in the indenture.

The provisions of the indenture described in the preceding two paragraphs will not affect the rights of holders of notes in the event of an occurrence of any other event of default. See “Description of Debt Securities — Events of Default; Notice and Waiver” in the attached prospectus.

The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment of the indenture or to waive any past default;

(2) reduce the rate of or extend the stated time for payment of interest, including any additional interest, on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that impairs or adversely affects the conversion rights of any notes;

(5) reduce any amount payable upon repurchase of any note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the notes may or shall be repurchased; or reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.;

(6) make any note payable in a currency other than that stated in the note;

(7) change the ranking of the notes;

(8) impair the right of any holder to receive payment of principal of and interest, including any additional interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions of the indenture.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency in the indenture or conform the terms of the indenture or the notes to the “Description of the Notes” section of this prospectus supplement;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture as described above under the heading “— Consolidation, Merger and Sale of Assets;”

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any change that does not adversely affect the rights of any holder; or

(7) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices and the applicable stock prices of our common stock, accrued interest payable on the notes and the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York Trust Company, N.A. is the trustee and has been appointed by us as registrar and paying agent with regard to the notes. From time to time, we may have banking relationships in the ordinary course of business with The Bank of New York Trust Company, N.A. or its affiliates.

Reports

We must provide the trustee with a copy of the reports we must file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act no later than 15 calendar days after those reports are filed with the SEC. We also will comply with the provisions of Section 314(a) of the Trust Indenture Act.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the “global notes.” Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as “DTC participants,” or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default in respect of the notes has occurred and is continuing and any holder of notes requests that the notes be issued in physical, certificated form.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

Description of Common Stock

This section describes the general terms and provisions of our common stock. The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, each of which is incorporated by reference. We encourage you to read our amended and restated certificate of incorporation and amended and restated bylaws for additional information before you decide whether to invest in this offering.

General

Our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share.

Voting Rights

Shares of common stock are entitled to one vote per share on all matters to be voted on by our stockholders. Holders of shares of our capital stock are not entitled to cumulate their votes in the election of directors to our board of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, and subject to any voting rights granted to any outstanding preferred stock, amendments to our amended and restated certificate of incorporation generally must be approved by at least a majority of the combined voting power of all our common stock, voting together as a single class.

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

No Preemptive or Redemption Rights

Shares of our common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders.

However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of our amended and restated certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.:

•	No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders. Our bylaws do not permit stockholder action by written consent. Our bylaws also provide that special meetings of our stockholders may be called only by the board of directors.

•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

•	Vacancies. Our amended and restated certificate of incorporation and bylaws provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

Limitation of Liability and Indemnification Matters

We have adopted provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his actions as our officer, director, employee or agent, regardless of whether the amended and restated bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Nasdaq Global Select Market Listing Symbol

Our common stock trades on the Nasdaq Global Select Market under the symbol “ENER.”

Description of the Share Lending Agreement

Concurrently with this offering of notes, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 3,438,500 shares of common stock, which we will loan to an affiliate of Credit Suisse Securities (USA) LLC, a managing underwriter in this offering, pursuant to the terms of a share lending agreement described below. These shares are often referred to as the “borrowed shares.”

To make the purchase of the notes offered pursuant to this prospectus supplement and the accompanying prospectus more attractive to prospective investors, we have entered into a share lending agreement, dated June   , 2008, with Credit Suisse Securities (USA) LLC, as agent for its affiliate, Credit Suisse International, which we refer to as CSI, as principal, under which we have agreed to loan to CSI 3,438,500 shares of our common stock for a period beginning on the date we entered into the share lending agreement and ending on June 15, 2013, or, if earlier, the date as of which we have notified CSI in writing of our intention to terminate the agreement at any time after the entire principal amount of the notes ceases to be outstanding as a result of conversion or repurchase, or earlier in certain circumstances, which period we refer to as the “loan availability period.”

CSI will receive all of the proceeds from the sale of the borrowed shares pursuant to the share lending agreement, and we will receive only a nominal lending fee of $0.01 per share for each share of common stock that we loan pursuant to the share lending agreement.

Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us if this offering of notes is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

•	CSI may terminate all or any portion of a loan at any time;

•	we may terminate any or all of the outstanding loans upon a default by CSI under the share lending agreement, including a breach by CSI of any of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of CSI; or if we enter into a merger or similar business combination transaction with an unaffiliated third party (as defined in the agreement) pursuant to which the shares are converted into or exchanged for cash, securities or other property, all outstanding loans will terminate on the effective date of such event.

Any shares that we loan to CSI will be issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, CSI has agreed:

•	to pay to us an amount equal to any cash dividends that we pay on the borrowed shares, and

•	to pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

CSI also has agreed that it will not vote any borrowed shares of which it is the record owner, and it will not transfer or dispose of any borrowed shares except pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from CSI (and any subsequent transferees of such purchasers) will be entitled to the same voting, dividend or other rights with respect to those shares as any other holder of our common stock.

Under the share lending agreement, if CSI receives a rating downgrade of its long term, unsecured and subordinated indebtedness below a specified level by Standard & Poor’s Ratings Group or Moody’s Investor Services, Inc., CSI has agreed to post and maintain with Credit Suisse Securities (USA) LLC, acting as collateral agent on our behalf, collateral in the form of cash, government securities, certificates of deposit, high-grade commercial paper of U.S. issuers or money market shares with a market value at least equal to 100% of the market value of the borrowed shares as security for the obligation of CSI to return the borrowed shares of common stock to us when required under the terms of the share lending agreement. In certain limited circumstances, primarily if CSI is prohibited by law or court order from returning the borrowed shares, we may elect to receive a distribution of the posted collateral in lieu of the delivery of the shares.

Our issuance of borrowed shares of our common stock offered pursuant to the share lending agreement will be essentially analogous to a sale of shares coupled with a prepaid forward purchase contract for the reacquisition of the shares at a future date. An instrument that requires physical settlement by repurchase of a fixed number of shares in exchange for cash is considered a forward purchase instrument. While the share lending agreement does not require a cash payment upon return of the shares, physical settlement is required (i.e., the borrowed shares must be returned at the end of the arrangement). In view of this and the contractual undertakings of CSI in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. GAAP, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. Notwithstanding the foregoing, the shares will nonetheless be issued and outstanding and will be eligible for trading on the Nasdaq Global Select Market.

CSI has agreed that it, or its affiliates, will use the borrowed shares initially to facilitate privately negotiated transactions or short sales by which investors hedge their investment in the notes being offered hereby, and, with our consent, other securities that we may issue in the future. In addition, CSI, or its affiliates, may engage in such transactions with respect to any such securities at any time and from time to time during the term of the share lending agreement in share amounts to be determined by CSI and such affiliates. Up to   of the borrowed shares may be offered on a delayed basis for this purpose. We refer to these shares as the “supplemental hedge shares.” In connection with the sale of these supplemental hedge shares, CSI, or an affiliate, may effect such transactions by selling the supplemental hedge shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that CSI, or its affiliates, sells these supplemental hedge shares, it may, in its discretion, purchase a number of shares of our common stock at least equal to the number of the supplemental hedge shares it is selling on the open market to facilitate hedging transactions by investors in the notes and counterparties to the capped call transactions.

The existence of the share lending agreements and the short positions established in connection with the sale of the notes and potentially certain of our other securities could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. See “Risk Factors — Risks Relating to the Common Stock — The effect of the concurrent issuance of our shares of common stock, which issuance is being made to facilitate sales of our common stock in short sale transactions by purchasers of certain of our securities, may be to lower the market price of our common stock.” However, we have determined that the entry into the share lending agreements is in our best interests as they are a means to facilitate the offer and sale of the notes pursuant to this prospectus supplement and accompanying prospectus on terms more favorable to us than we could have otherwise obtained.

Description of Underwritten Equity Offering

Concurrently with this offering of notes, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 4,708,500 shares of our common stock. 1,270,000 shares of the common stock offered by that prospectus supplement and accompanying prospectus are being underwritten by the underwriters of this offering of convertible senior notes and are being offered to the public at a price of $      per share.

Material United States Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and our common stock into which the notes may be converted. This summary deals only with a note or common stock held as a capital asset by a holder who purchases the note on original issuance at its initial offering price. It does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to a holder subject to special rules, such as:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a cooperative;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or straddle;

•	a trader in securities that has elected the mark-to-market method of accounting;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity such as a partnership;

•	a United States person whose “functional currency” is not the U.S. dollar; or

•	a United States expatriate.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury Regulations, administrative pronouncements of the Internal Revenue Service (“IRS”) and judicial decisions, all as of the date hereof. Those authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those summarized herein. Persons considering the purchase of notes should consult their tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Holders

As used here, the term “United States Holder” means a beneficial owner of a note or our common stock that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership, including an entity treated as a partnership for United States federal income tax purposes, is a holder of a note or our common stock, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular United States federal income tax consequences applicable to them of purchasing, holding or disposing of the notes or our common stock.

Payments of Interest

It is anticipated that the notes will not be issued with greater than de minimis original issue discount for federal income tax purposes. Accordingly, interest paid on a note will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note (other than a conversion into common stock and cash), a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “— Payments of Interest” above. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will generally be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held by the United States Holder for more than one year. If you are a non-corporate United States Holder, long-term capital gains currently are subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of the Notes Into Cash

If a United States Holder converts a note and we deliver solely cash, the United States Holder will recognize gain or loss in the same amount as if such holder had disposed of the note in a taxable disposition as described under “— Sale, Exchange or Retirement of the Notes” above.

Conversion of the Notes Into Common Stock and Cash

If a United States Holder converts a note and we deliver a combination of our common stock and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for United States federal income tax purposes, although this tax treatment is not free from doubt.

Assuming such treatment is respected, a United States Holder will recognize gain, but not loss, equal to the excess of the sum of the fair market value of our common stock and cash received (other than amounts attributable to accrued interest, which will be treated as described under “— Payments of Interest” above) over such holder’s adjusted tax basis in the note, but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

In such circumstances, a United States Holder’s tax basis in our common stock received upon conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in respect of accrued interest and cash received in lieu of a fractional share) and increased by any gain recognized upon conversion (other than gain recognized upon receipt of cash in lieu of a fractional share). The receipt of cash in lieu of a fractional share generally will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis in the fractional share). A holder’s tax basis in the fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

A United States Holder’s holding period for our common stock received upon conversion will include the period during which the holder held the notes, except that the holding period of any common stock received in respect of accrued interest will commence on the day after conversion.

If the conversion is not treated as a recapitalization, an alternative characterization would treat the cash payment received on conversion as proceeds from a sale of a portion of the note, and would require a holder to recognize gain or loss in the manner described under “— Sale, Exchange or Retirement of the Notes” above with respect to the portion of the note treated as sold for cash. Under this alternative characterization, the United States Holder would not recognize gain or loss with respect to our common stock received (other than stock attributable to accrued interest), and the holder’s holding period for such stock would include the period during which such holder held the notes. In such case, the holder’s basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values. United States Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and our common stock for notes upon conversion.

Constructive Dividends

If at any time we were to make a distribution of cash or property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were increased, such increase would be a deemed distribution, taxable as a dividend to holders of the notes to the extent of our current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that the holders do not receive a cash payment.

If the conversion rate is increased at our discretion or in certain other circumstances (including adjustment to the conversion rate in connection with a fundamental change), such increase also may be a deemed distribution, taxable as a dividend to holders of the notes to the extent of our current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that the holders do not receive a cash payment. In certain circumstances the failure to make an adjustment of the conversion rate under the indenture may result in a deemed taxable distribution to holders of our common stock.

If there is a deemed distribution, such distribution will be taxable as a dividend to the extent of our current and accumulated earnings and profits, and thereafter as a return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or the dividends-received deduction applicable to certain dividends paid to corporate holders.

Generally, an increase in the conversion rate under the indenture made pursuant to a bona fide reasonable adjustment formula in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable constructive dividend.

Distributions on Common Stock

Distributions paid on our common stock received upon a conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the United States Holder’s investment, up to the United States Holder’s basis in the common stock. Any remaining excess generally will be treated as a capital gain. Dividends received by non-corporate United States Holders in taxable years beginning prior to January 1, 2011 will be eligible to be taxed at reduced rates if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate United States Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

Gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a note will be capital gain or loss for United States federal income tax purposes, and will be long-term capital gain or loss if the United States Holder’s holding period for the common stock is more than one year. The amount of the United States Holder’s gain or loss will be equal to the difference between the United States Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. If you are a non-corporate United States Holder, long-term capital gains currently are subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Possible Effect of the Change In Conversion Consideration After a Consolidation, Merger or Sale of Assets

In certain situations, including a consolidation, merger or combination involving us or a transfer of all or substantially all of our property and assets, the notes may become convertible into property other than our common stock. See “Description of the Notes — Conversion Rate Adjustments.” Depending on the circumstances, the conversion of the notes into such property other than our common stock may be a fully taxable event.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes, dividends on the common stock and proceeds from a sale or other disposition of the notes or the common stock. A United States Holder will be subject to United States backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident alien for United States federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of the disposition of the notes or common stock and who is not otherwise a resident of the United States for United States federal income tax purposes. Such a holder should consult his or her own tax advisor regarding the United States federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.

Payments on the Notes

Subject to the discussion below concerning backup withholding, payments of principal and interest (including interest deemed to be received upon conversion) on the notes to a Non-U.S. Holder will not be subject to United States federal withholding tax, provided that, in the case of interest:

•	the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a bank described in section 881(c)(3)(A) of the Code, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement

Interest on a note will generally not be exempt from withholding tax unless the beneficial owner of the note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above), except that the holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other United States tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange or Other Disposition of Notes or Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on a sale, exchange or other taxable disposition (including upon conversion) of notes or common stock unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; or

•	we are or have been within the shorter of the five-year period preceding such sale, exchange, or other disposition and the period during which the Non-U.S. Holder held the notes or common stock, a United States real property holding corporation, as defined in the Code.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

Taxation of Dividends on Common Stock and Constructive Dividends on the Notes

Dividends on our common stock paid (including constructive dividends deemed paid to the holders of the notes, see “— Tax Consequences to United States Holders — Constructive Dividends” above), to a Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction under an applicable treaty. In the case of any constructive dividend, it is possible that the United States federal income tax on this constructive dividend would be withheld from interest payments on the notes, shares of your common stock or sales proceeds subsequently paid or credited to the Non-U.S. Holder.

In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under an applicable treaty. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

If a Non-U.S. Holder of common stock is engaged in a trade or business in the United States, and if the dividends (or constructive dividends) are effectively connected with the conduct of this trade or business, the Non-U.S. Holder although exempt from United States withholding tax, will generally be taxed in the same manner as a United States Holder (see “— Tax Consequences to United States Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Such Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Underwriting

Credit Suisse Securities (USA) LLC and UBS Securities LLC are acting as the representatives of the underwriters and the book-running managers of this offering. Under the terms and subject to the conditions contained in an underwriting agreement to be filed as an exhibit relating to this prospectus supplement, we have agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase from us, the following respective principal amount of the notes:

Principal
Amount of
Underwriter	Notes

Credit Suisse Securities (USA) LLC
UBS Securities LLC
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
Lazard Capital Markets LLC
Total	$225,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase the notes depends on the satisfaction of conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the notes offered hereby (other than those notes covered by their option to purchase additional notes as described below), if any of the notes are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commission we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes. The underwriting discounts and commissions are equal to     % of the public offering price without the exercise of the underwriters’ option and     % if the underwriters exercise of the underwriters’ option:

	No Exercise	Full Exercise

Per note	$	$
Total	$	$

The representatives of the underwriters have advised us that the underwriters propose to offer the notes directly to the public at the public offering price on the cover page of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per note. After the offering, the representatives may change the offering price and other selling terms.

The expenses of this offering and the concurrent offering of our common stock that are payable by us are estimated to be $800,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Notes

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase from time to time, in whole or in part, up to an aggregate of approximately $33.8 million principal amount of notes at the public offering price, less the underwriting discounts and commissions. This option may be exercised if the underwriters sell more than $225.0 million aggregate principal amount of notes in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional notes based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock regardless of class (the “Securities”), or securities convertible into or exchangeable or exercisable for any shares of our Securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and UBS Securities LLC for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including grants of equity awards pursuant to terms of an equity award plan in effect on the date hereof, issuances pursuant to the exercise of employee stock options outstanding on the date hereof and the issuance of the notes and shares of our common stock pursuant to our concurrent offering of such stock.

Our officers and directors have agreed that, subject to certain exceptions (including an exception for certain tax-driven sales by our executive officers), they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities, or securities convertible into or exchangeable or exercisable for Securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any of these transactions are to be settled by delivery of the Securities or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and UBS Securities LLC for a period of 90 days after the date of this prospectus supplement except for issuances pursuant to the exercise of employee stock options outstanding on the date hereof and for securities acquired in the open market and transfers to family members or certain other parties or as a gift.

Notwithstanding the foregoing, if (1) during the last 17 days of the lock-up period, we issue an earnings release or material news of a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then the lock-up period shall continue until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news of the occurrence of the material event, unless Credit Suisse Securities (USA) LLC and UBS Securities LLC waive such extension in writing.

Credit Suisse Securities (USA) LLC and UBS Securities LLC have also agreed to permit our directors and executive officers who entered into lock-up agreements with the underwriters to (i) sell or trade any such securities during the lock-up period in accordance with the directors’ and officers’ existing Rule 10b5-1 trading plans and (ii) enter into any new, or renew or amend any existing, Rule 10b5-1 trading plan, provided that in connection with the entry, renewal or amendment of such plan no securities shall be scheduled for sale thereunder during the lock-up period. Under these Rule 10b5-1 trading plans, these individuals have contracted or will contract with brokers to buy or sell our common stock on a periodic basis. Under these plans, a broker executes trades pursuant to the parameters established by the executive officer or director at the time of the creation of the plan, without further direction from them.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases, or passive market making for the purpose of pegging, fixing or maintaining the price of the notes and our common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of notes involved in the sales made by the underwriters in excess of the principal amount of notes they are obligated to purchase is not greater than the principal amount of notes that they may purchase by exercising their option to purchase additional notes. In a naked short position, the principal amount of notes involved is greater than the principal amount of notes in their option to purchase additional notes. The underwriters may close out any short position by either exercising their option to purchase additional notes and/or purchasing notes in the open market. In determining the source of notes to close out the short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through their option to purchase additional notes. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	Passive market making consists of displaying bids on the Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in our common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Nasdaq Global Select Market Quotation

Our shares of common stock are listed on the Nasdaq Global Select Market under the symbol “ENER.”

The notes are a new issue of securities with no established market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but none of the underwriters is obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the notes.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase notes offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the country of purchase.

Relationships

Several of the underwriters have in the past performed investment banking services for us. Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 3,438,500 shares of our common stock that we have agreed to loan to CSI, an affiliate of Credit Suisse Securities (USA) LLC, pursuant to a share lending agreement described in “Description of the Share Lending Agreement.” The borrower has agreed that it or its affiliates will use the short sales of our common stock pursuant to that offering to facilitate transactions by which investors in the notes and, with our consent, other securities we may offer in the future, will hedge their respective investments. See “Description of the Share Lending Agreement.” In connection with facilitating those transactions, the borrower and its affiliates expect to receive customary, negotiated fees from investors.

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform other services for us in the ordinary course of their business.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Notice to Canadian Residents

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

Legal Matters

The validity of the notes and the shares of common stock underlying the notes will be passed upon for us by Covington & Burling LLP, Washington, D.C. Selected legal matters with respect to the notes will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, IL.

Experts

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended June 30, 2007 (including the schedule appearing therein), have been audited by Grant Thornton LLP, independent registered public accountants, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and schedule are incorporated herein in reliance upon the reports of Grant Thornton LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that website is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus supplement.

Our SEC filings are also available on our website at www.ovonic.com, although the information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

This prospectus supplement contains summaries of provisions contained in some of the documents discussed in this prospectus supplement, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus supplement have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus supplement. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Energy Conversion Devices, Inc., 2956 Waterview Drive, Rochester Hills, Michigan 48309, Attention: Corporate Secretary. In addition, you may obtain copies of this information by calling us (248) 293-0440 or sending us an e-mail at investor.relations@ovonic.com. This prospectus supplement incorporates by reference the following documents:

•	our annual report on Form 10-K for the fiscal year ended June 30, 2007;

•	our quarterly reports on Form 10-Q for the quarters ended September 30, 2007, December 31, 2007 and March 31, 2008;

•	our current reports on Form 8-K filed on August 31, 2007, October 17, 2007, January 10, 2008, February 11, 2008 (with the exception of the information furnished in response to Items 2.02 and 9.01 of that Form 8-K), February 19, 2008 and April 11, 2008; and

•	the description of the common stock included in the Form 8-A filed on November 27, 1968, and any amendment or report we may file with the SEC for the purpose of updating such description.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the offering of the particular securities covered by this prospectus supplement has been completed, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

Any statements made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Information that we file later with the SEC will automatically update and supercede the information contained in documents filed earlier with the SEC or contained in this prospectus supplement.

The information relating to us contained in this prospectus supplement and the accompanying prospectus should be read together with the information in the documents incorporated by reference.

PROSPECTUS

Energy Conversion Devices, Inc.

Common Stock
Warrants
Subscription Rights
Debt Securities
Stock Purchase Contracts
Stock Purchase Units

We may offer, from time to time, common stock, warrants, subscription rights, debt securities, which may be senior debt securities or subordinated debt securities, stock purchase contracts or stock purchase units.

We will provide you with the specific terms of the particular securities being offered in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and each accompanying prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The specific manner in which any particular securities may be offered and sold will be described in the applicable prospectus supplement.

Our common stock is quoted on the Nasdaq National Market under the symbol “ENER.” The last reported sale price of our common stock on February 14, 2006 was $42.29 per share.

Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 15, 2006.

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information in addition to or different from that contained in this prospectus or any prospectus supplement. We will be offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless the context otherwise requires, throughout this prospectus and any prospectus supplement the words “ECD,” “we,” “us” and “our” refer to Energy Conversion Devices, Inc. and its consolidated subsidiaries.

“Ovonic®” and “Ovonictm” are trademarks and service marks of Energy Conversion Devices, Inc. and its affiliated companies. Each of the other trademarks, trade names or service marks appearing in this prospectus or any prospectus supplement belongs to its respective holder.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this process, we may, from time to time, sell any combination of common stock, warrants, subscription rights, debt securities, stock purchase contracts and stock purchase units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time securities are sold, we will provide you with a prospectus supplement that will contain information about the specific terms of that particular offering. The prospectus supplement may also add, update or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part or our other filings with the SEC. You also should read this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information.”

ENERGY CONVERSION DEVICES, INC.

Energy Conversion Devices, Inc. is a technology, product development and manufacturing company engaged in the invention, engineering, development and commercialization of new materials, products and production technology in the fields of alternative energy technology and information technology. Based upon the fundamental and pioneering inventions of Stanford R. Ovshinsky, principal inventor, we have established a leadership role in the development of proprietary materials, products and production technology based on our atomically engineered amorphous and disordered materials using chemical and structural disorder to provide multiple degrees of freedom that result in our ability to make many new materials.

We have developed materials that permit us to design and commercialize products such as thin-film solar cell (photovoltaic) products, nickel metal hydride (NiMH) batteries, and phase-change memory devices. These products have unique chemical, electrical, mechanical and optical properties and superior performance characteristics. Our proprietary materials, products and technologies are referred to as Ovonic.

We have established a multi-disciplinary business, scientific, technical and manufacturing organization to commercialize products based on our technologies, and have enabling proprietary technologies in the important fields of energy generation and storage and information technology.

We manufacture and sell our proprietary products through our subsidiaries and joint venture companies and through licensing arrangements with major companies throughout the world. In addition, in support of these activities, we are engaged in research and development, production of our proprietary materials and products, as well as in designing and building production machinery. Our extensive patent portfolio includes numerous basic and fundamental patents applicable to each of our business segments. We invent not only materials, but also develop low-cost production technologies and high-performance products. Our patents, therefore, cover not only materials, but also the production technology and products we develop.

Our principal executive offices are located at 2956 Waterview Drive, Rochester Hills, Michigan 48309. Our telephone number is (248) 293-0440. We maintain an Internet website at www.ovonic.com. The information contained on our website, or on other websites linked to our website, is not part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including in particular statements about our financial condition, results of operations, plans, objectives, expectations, future performance and business prospects. You can identify these statements by forward-looking words such as “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar expressions. We have based these forward-looking statements on our current expectations with respect to future events and occurrences. Investors are cautioned that our actual results in the future may differ materially from the expected results reflected in our forward-looking statements. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include the risks and uncertainties described from time to time in our filings with the SEC incorporated in this prospectus by reference, and the risk factors included in the accompanying prospectus supplement. Any or all of these factors could cause our actual results and financial or legal status for future periods to differ materially from those expressed or referred to in any forward-looking statement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF THE SECURITIES

This prospectus contains summary descriptions of the common stock, warrants, subscription rights, debt securities, stock purchase contracts and stock purchase units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

Description of Common Stock

We may issue shares of our common stock either alone or underlying other securities convertible into or exercisable or exchangeable for shares of our common stock.

Holders of our common stock are entitled to receive dividends declared by our Board of Directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stock holders. Currently, we do not pay a dividend. The holders of our common stock are entitled to one vote per share and are not entitled to cumulative voting rights for the election of our directors. The holders of our common stock have no preemptive rights.

Our certificate of incorporation and bylaws contain provisions that could make it difficult for a third party to acquire us without the consent of our Board of Directors. For example, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove our Board of Directors or act by written consent without a meeting. The acquiror would also be required to provide advance notice of its proposal to replace directors at any annual meeting, and would not be able to cumulate votes at a meeting, which would require the acquiror to hold more shares to gain representation on the Board of Directors than if cumulative voting were permitted.

Our Board of Directors also has the ability to issue additional shares of common stock that could significantly dilute the ownership of a hostile acquiror. In addition, Section 203 of the Delaware General Corporation Law limits mergers and other business combination transactions involving 15% or greater stockholders of Delaware corporations unless certain board or stockholder approval requirements are satisfied. These provisions and other similar provisions make it difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

Description of Warrants

We may issue warrants to purchase common stock or debt securities (collectively, the “underlying warrant securities”). Warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from the underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the exercise price of the warrants may be payable;

•	the designation and terms of the underlying warrant securities purchasable upon exercise of the warrants;

•	the price at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which such right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of warrants issued with each such underlying warrant security;

•	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Subscription Rights

General

We may issue subscription rights to purchase common stock or warrants. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriter will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving the subscription rights in such subscription rights offering.

The applicable prospectus supplements will describe the specific terms of any subscription:

•	the title of such subscription rights;

•	the securities for which the subscription rights are exercisable;

•	the exercise price for the subscription rights;

•	the number of the subscription rights issued to each stockholder;

•	the extent to which the subscription rights are transferable;

•	if applicable, a discussion of certain United States federal income tax consideration;

•	the date on which the right to exercise the subscription rights will commence, and the date on which such right will expire;

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, certain term of any standby underwriting agreement that we may enter into in connection with the subscription rights offering; and

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of subscription rights to purchase for cash such principal amount of shares of common stock, warrants or any combination thereof, at such exercise price as will in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void. Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

Description of Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a “senior indenture” and subordinated debt securities will be issued under a “subordinated indenture.” This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “indentures.”

The forms of indenture are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indenture and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures and the debt securities, including the definitions therein of certain terms.

General

The debt securities will be direct unsecured obligations of ours. Senior debt securities of any series will be our unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated debt, including any other series of debt securities issued under the senior indenture. Subordinated debt securities of any series will be junior in right of payment to our senior indebtedness, as defined and described more fully under “— Subordination.”

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 in the case of registered securities and any integral multiple thereof;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency or currencies, including composite currencies or currency units in which that series of debt securities may be denominated or in which we will pay the principal of (and premium, if any) or interest, if any, on that series of debt securities, if other than United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities and, if other than by a certified resolution of the Board of Directors, the manner in which our election to defease the debt securities will be evidenced;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture.

Under the subordinated indenture, “senior indebtedness” means all obligations of ours in respect of any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on indebtedness of ours for borrowed money;

•	all obligations guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•	all obligations guaranteed by us evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided that the deferred purchase price of any other business or property or assets will not be considered senior indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

•	all obligations of ours as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all obligations of ours for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of ours in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us); and

•	any amendments, renewals, extensions, modifications and refundings of any of the above.

Senior indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by us in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

•	any indebtedness of ours to our affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with us that is a financing vehicle of ours in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by us) unless otherwise expressly provided in the terms of any such indebtedness.

Senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any), interest or any other payment due on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of ours, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless the accompanying prospectus supplement states otherwise, we may not (i) merge with or into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other person other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no person may merge with or into or consolidate with us or, except for any of our direct or indirect wholly-owned subsidiaries, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•	we are the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all our obligations under the debt securities and the indentures;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture relating to the transaction complies with the applicable Indenture.

Events of Default; Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following constitute “Events of Default” under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days; provided, however, that a valid extension of an interest payment period in accordance with the terms of the debt security of such series will not constitute a default in the payment of interest for this purpose;

•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt security in accordance with the terms of the debt securities of that series will not constitute a default in the payment of principal (or premium, if any) for this purpose;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure; and

•	certain events of bankruptcy, insolvency or reorganization.

If an Event of Default with respect to any debt securities of any series outstanding under either of the indentures occurs and is continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately. In the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic. In addition, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indenture at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee has not instituted such action within 60 days of such request during which time the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with that request.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under each indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we will deliver to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with. Finally, the deposit may not result in (i) an Event of Default, and no Event of Default may occur for 90 days following the deposit, (ii) a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money, pursuant to which more than $100,000,000 principal amount is then outstanding, to which we are a party or by which we are bound or (iii) the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to institute suit for any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults;

•	reduce the requirements contained in the indentures for quorum or voting; or

•	modify any of the above provisions.

The indentures permit the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture, which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Form, Exchange and Transfer

The debt securities of each series may be issued as registered securities, as bearer securities (with or without coupons) or both. Unless otherwise specified in the applicable prospectus supplement, if any, registered securities will be issued in denominations of $1,000 and any integral multiple thereof. Subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, if any, registered securities will be exchangeable for other registered securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, debt securities issued as registered securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. Any transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part.

Global Securities

The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for that debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interest in that global security may exchange their interests for definitive debt securities of like series and tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on that global debt security and the specific terms of the depositary arrangement with respect to that global debt security.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Trustee

We anticipate appointing the trustee under the indenture as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Description of Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including United States treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description of the stock purchase contracts or stock purchase units contained in this prospectus is not complete and the description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us to fund our ongoing business operations and for other general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for our five fiscal years ended June 30, 2005:

		Fiscal Year Ended June 30,
	2001	2002	2003	2004	2005

Ratio of Earnings to Fixed Charges(1)	(2)	(2)	(2)	(2)	25.5

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of (a) income (loss) from continuing operations before income taxes, extraordinary item and cumulative effect of change in accounting principle and before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) distributed income of equity investees and (c) fixed charges. Fixed charges include (a) interest expensed and capitalized and (b) an estimate of the interest within rental expense.

(2)	The income (loss) from continuing operations before income taxes, extraordinary item and cumulative effect of change in accounting principle and before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees for the years ended June 30, 2001, 2002, 2003 and 2004 are not sufficient to cover fixed charges by a total of approximately $0.7 million in 2001, $15.3 million in 2002, $26.1 million in 2003 and $48.5 million in 2004. As a result, the ratio of earnings to fixed charges has not been computed for any of these periods.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us will be passed upon by Roger John Lesinski, Esq., our General Counsel. Mr. Lesinski beneficially owns 1,200 shares of common stock and holds presently exercisable options to purchase an additional 25,510 shares of common stock. If the validity of any of the securities is also passed upon by counsel for the underwriters of an offering, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting of ECD as of and for the year ended June 30, 2005, incorporated by reference in this registration statement from our Annual Report on Form 10-K (the “Annual Report”), have been audited by Grant Thornton LLP, our Independent Registered Public Accounting Firm, as stated in their reports with respect thereto (which report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting expressed an unqualified opinion and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), and are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule as of and for the year ended June 30, 2004 incorporated by reference from our Annual Report have been audited by Grant Thornton LLP, our Independent Registered Public Accounting Firm, as stated in their report included in the Annual Report (which report expresses an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended June 30, 2003 and the related financial statement schedule, prior to the reclassification for discontinued operations and not presented separately herein or therein, have been audited by Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, as stated in their report which is incorporated herein by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, which report dated October 21, 2003 expresses an unqualified opinion and contains explanatory paragraphs relating to (i) our change in method of accounting for goodwill and other intangible assets in fiscal year 2003, and (ii) substantial doubt about our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to such registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. Our common stock is quoted on the Nasdaq Stock Market’s National Market System under the symbol “ENER.” General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ovonic.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus. The documents we incorporate by reference are:

•	our Current Report on Form 8-K filed with the SEC on August 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 filed with the SEC on February 9, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 as amended by Form 10-Q/A filed with the SEC on January 4, 2006;

•	our Annual Report on Form 10-K for the year ended June 30, 2005 as amended by Form 10-K/A filed with the SEC on January 4, 2006; and

•	the description of our common stock included in our Registration Statement on Form 8-A, as filed with the SEC on November 27, 1968, including any amendments or reports filed for the purpose of updating such description.

Information in Current Reports on Form 8-K furnished to the SEC, including under Item 9 or 12 of Form 8-K (prior to August 23, 2004) or Item 2.02 or 7.01 of Form 8-K (on or subsequent to August 23, 2004) prior to, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Energy Conversion Devices, Inc.
2956 Waterview Drive
Rochester Hills, Michigan 48309
Attention: Corporate Secretary
(248) 293-0440

$225,000,000

% Convertible Senior Notes due 2013

PROSPECTUS SUPPLEMENT

June   , 2008

Joint Book-Running Managers

CREDIT SUISSE

UBS INVESTMENT BANK

JPMORGAN

DEUTSCHE BANK SECURITIES

LAZARD CAPITAL MARKETS